       As filed with the Securities and Exchange Commission on December 16, 2003

                                                    Registration No. 333-
                                                                         -------

================================================================================

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                          ----------------------------

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           --------------------------

                            THE MEN'S WEARHOUSE, INC.
             (Exact name of registrant as specified in its charter)

               TEXAS                                   74-1790172
  (State or other jurisdiction of         (I.R.S. Employer Identification No.)
   incorporation or organization)

                               5803 GLENMONT DRIVE
                              HOUSTON, TEXAS 77081
                                 (713) 592-7200
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           ---------------------------

                                 NEILL P. DAVIS
                               5803 GLENMONT DRIVE
                              HOUSTON, TEXAS 77081
                                 (713) 592-7200

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                            ------------------------

                                    Copy to:
                                MICHAEL W. CONLON
                           FULBRIGHT & JAWORSKI L.L.P.
                            1301 MCKINNEY, SUITE 5100
                                HOUSTON, TX 77010
                                 (713) 651-5151
                           --------------------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this registration statement becomes effective, subject to market conditions and other factors.

                              -------------------

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                            -----------------------

                         CALCULATION OF REGISTRATION FEE

                                                                PROPOSED
                                                                MAXIMUM            PROPOSED MAXIMUM        AMOUNT OF
  TITLE OF EACH CLASS OF SECURITIES        AMOUNT TO BE      OFFERING PRICE       AGGREGATE OFFERING      REGISTRATION
        TO BE REGISTERED                    REGISTERED        PER UNIT (2)             PRICE (2)              FEE
--------------------------------------     ------------      --------------       ------------------      ------------
3.125% Convertible Senior Notes due
2023..................................     $130,000,000 (1)             100% (3)  $      130,000,000 (3)  $     10,517

Common Stock, par value $.01 per share
(4) ..................................        3,031,431 (5)             N/A                      N/A               N/A

(1) Represents the aggregate principal amount of 3.125% Convertible Senior Notes due 2023 that we sold on October 21, 2003.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.

(3)      Exclusive of accrued interest, if any.

(4) The registrants will receive no consideration upon conversion of the notes. Therefore, pursuant to Rule 457(i), no filing fee is required with respect to the shares of common stock registered hereby.

(5) Represents the maximum number of shares of common stock initially issuable upon conversion of the notes registered hereby. For purposes of estimating the number of shares of common stock to be included in this registration statement upon conversion of the notes, we calculated the number of shares of common stock issuable upon conversion of the notes at the initial conversion price of $42.88, which equals a conversion rate of 23.3187 shares per $1,000 principal amount of the notes. In addition to the shares of common stock set forth in the table above, pursuant to Rule 416 under the Securities Act, we are registering an indeterminate number of shares of common stock issuable upon conversion of the notes by means of adjustment of the conversion price pursuant to the terms of the notes.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

         THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SECURITY HOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED DECEMBER 16, 2003

PROSPECTUS
                                  $130,000,000

                             (MEN'S WEARHOUSE LOGO)
                  3.125% CONVERTIBLE SENIOR NOTES DUE 2023 AND
             THE COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

                  We issued the notes in a private placement in October 2003. The securities to be offered and sold using this prospectus will be offered and sold by the selling security holders named in this prospectus or in any supplement to this prospectus. See "Selling Security Holders" beginning on page
14. We will not receive any of the proceeds from the sale by the selling security holders of the securities offered by this prospectus.

         We will pay cash interest on the notes on October 15 and April 15 of each year, beginning on April 15, 2004. The notes will mature on October 15, 2023. Beginning on October 15, 2008, we will pay additional contingent interest on the notes if the average trading price of the notes is above a specified level during a specified period, as described in this prospectus.

         We may redeem all or a portion of the notes on or after October 20, 2008, at 100% of the principal amount of the notes plus any accrued and unpaid interest, contingent interest and additional amounts, if any. We also have the right to redeem the notes between October 20, 2006 and October 19, 2008 if the price of our common stock reaches certain levels, as discussed in this prospectus.

         During certain periods, the notes are convertible by holders into shares of our common stock initially at a conversion rate of 23.3187 shares of common stock per $1,000 principal amount of notes, which is equivalent to an initial conversion price of $42.88 per share of common stock (subject to adjustment in certain events), under the following circumstances: (1) if the price of our common stock issuable upon conversion reaches specified thresholds;
(2) if we call the notes for redemption or (3) upon the occurrence of specified corporate transactions in each case, as described in this prospectus. Upon conversion of the notes, in lieu of delivering common stock we may, in our discretion, deliver cash or a combination of cash and common stock.

         The notes are general senior unsecured obligations, ranking on a parity in right of payment with all our existing and future unsecured senior indebtedness and our other general unsecured obligations, and senior in right of payment with all our future subordinated indebtedness. The notes will be effectively subordinated to all of our senior secured indebtedness, and all indebtedness and liabilities of our subsidiaries. Holders may require us to purchase all or part of the notes, for cash, at a purchase price of 100% of the principal amount per note plus accrued and unpaid interest on October 15, 2008, October 15, 2013 and October 15, 2018 or upon a designated event.

         Our common stock is listed on the New York Stock Exchange under the symbol "MW." On December 12, 2003, the last reported sale price of our common stock on the New York Stock Exchange was $25.48 per share.

         The selling security holders may sell the securities offered by this prospectus from time to time on any exchange on which the securities are listed on terms to be negotiated with buyers. They may also sell the securities in private sales or through dealers or agents. The selling security holders may sell the securities at prevailing market prices or at prices negotiated with buyers. The selling security holders will be responsible for any commissions due to brokers, dealers or agents. We will be responsible for all other offering expenses. We will not receive any of the proceeds from the sale by the selling security holders of the securities offered by this prospectus.

                                 ---------------

   THIS INVESTMENT INVOLVES SIGNIFICANT RISKS. SEE THE "RISK FACTORS" SECTION
                              BEGINNING ON PAGE 8.

                                 ---------------

                 PRICE: 100% OF THE PRINCIPAL AMOUNT AT ISSUANCE
              PLUS ACCRUED INTEREST, IF ANY, FROM OCTOBER 21, 2003

                  NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is December 16, 2003

                                TABLE OF CONTENTS

                                                                              PAGE
                                                                              ----
ABOUT THIS PROSPECTUS.....................................................      i
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND OTHER FACTORS.......      i
SUMMARY...................................................................      1
THE OFFERING..............................................................      3
RISK FACTORS..............................................................      8
RATIO OF EARNINGS TO FIXED CHARGES........................................     14
NO PROCEEDS...............................................................     14
SELLING SECURITY HOLDERS..................................................     14
OUR BUSINESS..............................................................     17
DESCRIPTION OF NOTES......................................................     22
DESCRIPTION OF CAPITAL STOCK..............................................     46
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS...........................     47
CERTAIN ERISA CONSIDERATIONS..............................................     52
PLAN OF DISTRIBUTION......................................................     55
WHERE YOU CAN FIND MORE INFORMATION.......................................     56
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................     56
LEGAL MATTERS.............................................................     56
EXPERTS...................................................................     56

                              ABOUT THIS PROSPECTUS

                  This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission using a "shelf" registration process. This means the securities described in this prospectus may be offered and sold using this prospectus from time to time as described in the "Plan of Distribution". You should carefully read this prospectus and the information described under the heading "Where You Can Find More Information". Under no circumstances should the delivery to you of this prospectus or any offering or sales made pursuant to this prospectus create any implication that the information contained in this prospectus is correct as of any time after the date of this prospectus.

       SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND OTHER FACTORS

                  Certain statements made herein and in other public filings and releases by the Company contain "forward-looking" information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risk and uncertainty. These forward-looking statements may include, but are not limited to, future capital expenditures, acquisitions (including the amount and nature thereof), future sales, earnings, margins, costs, number and costs of store openings, demand for clothing, market trends in the retail clothing business, currency fluctuations, inflation and various economic and business trends. Forward-looking statements may be made by management orally or in writing, including, but not limited to, Management's Discussion and Analysis of Financial Condition and Results of Operations section and other sections of our filings with the SEC under the Securities Exchange Act of 1934 (the "Exchange Act") and the Securities Act.

                  Actual results and trends in the future may differ materially depending on a variety of factors including, but not limited to, domestic and international economic activity and inflation, our successful execution of internal operating plans and new store and new market expansion plans, performance issues with key suppliers, severe weather, foreign currency fluctuations, government export and import policies and legal proceedings. Future results will also be dependent upon our ability to continue to identify and complete successful expansions and penetrations into existing and new markets and our ability to integrate such expansions with our existing operations.

                                     SUMMARY

         This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus about our company. Because it is a summary, it does not contain all of the information that you should consider before buying the notes offered hereby. You should read the entire prospectus, including the Risk Factors section beginning on page 8, and the financial data and related notes and the documents to which we have referred you, before deciding to invest in the notes. In this prospectus, unless otherwise specified, the "Company," "we," "us" and "our" refer to The Men's Wearhouse, Inc., a Texas corporation, and its wholly owned or controlled subsidiaries.

                            THE MEN'S WEARHOUSE, INC.

OUR BUSINESS

                  We are one of the largest specialty retailers of menswear in the United States and Canada. At November 1, 2003, our U.S. operations included 575 stores in 44 states and the District of Columbia, primarily operating under the brand names of Men's Wearhouse and K&G, with approximately 25% of our locations in Texas and California. At November 1, 2003, our Canadian operations included 114 stores in 10 provinces operating under the brand name of Moores Clothing for Men. Our net sales and operating income for the fiscal year ended February 1, 2003 were $1,295.0 million and $69.4 million, respectively. Below is a brief description of our brands:

     Men's Wearhouse

                  Under the Men's Wearhouse brand, we target middle and upper-middle income men by offering quality merchandise at everyday low prices. In addition to value, we believe we provide a superior level of customer service. Men's Wearhouse stores offer a broad selection of designer, brand name and private label merchandise at prices we believe are typically 20% to 30% below the regular prices found at traditional department and specialty stores. Our merchandise includes suits, sport coats, slacks, business casual, sportswear, outerwear, dress shirts, shoes and accessories. We concentrate on business attire that is characterized by infrequent and more predictable fashion changes. Therefore, we believe we are not as exposed to trends typical of more fashion-forward apparel retailers, where significant markdowns and promotional pricing are more common. At November 1, 2003, we operated 504 Men's Wearhouse stores in 44 states and the District of Columbia.

                  We also began a tuxedo rental program in selected Men's Wearhouse stores during 1999. We believe this program generates incremental business for us without significant incremental personnel or real estate costs and broadens our customer base by drawing first-time and younger customers into our stores. We completed the rollout of this program to our Men's Wearhouse stores during the first quarter of fiscal 2002 and, as of November 1, 2003, offered tuxedo rentals in substantially all of our Men's Wearhouse stores.

     K&G

                  Under the K&G brand, we target the more price sensitive customer. The K&G brand was acquired as a result of our combination with K&G Men's Center, Inc. in June 1999. At November 1, 2003, we operated 71 K&G stores in 23 states, which includes five stores operating under the name The Suit Warehouse (four in metropolitan Detroit and one in Ohio). Thirty of the K&G stores offer ladies' career apparel that is also targeted to the more price sensitive customer.

                  We believe that K&G's more basic, value-oriented superstore approach appeals to certain customers in the apparel market. K&G offers first-quality, current-season apparel and accessories comparable in quality to that of traditional department and specialty stores, at everyday low prices we believe are typically 30% to 70% below the regular prices charged by such stores. K&G's merchandising strategy emphasizes broad assortments across all major categories, including tailored clothing, casual sportswear, dress furnishings, footwear and accessories. This merchandise selection, which includes brand name as well as private label merchandise, positions K&G to attract a wide range of customers in each of its markets. As with the Men's Wearhouse brand, K&G's philosophy of delivering everyday value distinguishes K&G from other retailers that adopt a more promotional pricing strategy.

     Moores

                  Under the Moores brand, we target middle and upper-middle income men in Canada by offering quality merchandise at everyday low prices. Moores, which was acquired as a result of our combination with Moores Retail Group Inc. in February 1999, is one of Canada's leading specialty retailers of menswear, with 114 stores in 10 Canadian provinces at November 1, 2003. Similar to the Men's Wearhouse stores, Moores stores offer a broad selection of quality merchandise at prices we believe are typically 20% to 30% below the regular prices charged by traditional Canadian department and specialty stores. Moores focuses on conservative, basic tailored apparel that we believe limits exposure to changes in fashion trends and the need for significant markdowns. Moores' merchandise consists of suits, sport coats, slacks, business casual, dress shirts, sportswear, outerwear, shoes and accessories.

                  In October 2003, we extended our tuxedo rental program to 48 Moores stores and expect to further extend the program to the remainder of the Moores stores during the next fiscal year.

OUR EXPANSION STRATEGY

                  Our expansion strategy includes:

                  - opening additional Men's Wearhouse and K&G stores in new and existing markets,

                  -   expanding our tuxedo rental program to Moores stores,

                  - testing opportunities to market complementary products and services,

                  - testing expanded, more fashion-oriented merchandise concepts, and

                  - identifying strategic acquisition opportunities, including but not limited to international opportunities.

OUR CORPORATE INFORMATION

                  The Men's Wearhouse began operations in 1973 as a partnership and was incorporated under the laws of Texas in May 1974. Our principal corporate and executive offices are located at 5803 Glenmont Drive, Houston, Texas 77081-1701 (telephone number 713/592-7200), and at 40650 Encyclopedia Circle, Fremont, California 94538-2453 (telephone number 510/657-9821), respectively. Our internet address is www.menswearhouse.com. The information on our website is not, and you must not consider such information to be, a part of this prospectus.

                                  THE OFFERING

                  This prospectus covers the resale of up to $130,000,000 aggregate principal amount of the notes and the 3,031,431 shares of our common stock issuable upon conversion of the notes plus an indeterminate number of shares of our common stock issuable upon conversion of the notes by means of adjustment of the conversion price pursuant to the terms of the notes. We issued and sold a total of $130,000,000 aggregate principal amount of the notes on October 21, 2003 in private placements to Bear, Stearns & Co. Inc., Wachovia Capital Markets, LLC, J.P. Morgan Securities Inc. and Fleet Securities, Inc. (the "initial purchasers"). The following summary contains basic information about the notes and is not intended to be complete. It does not contain all the information that is important to holders of the notes. For a more complete understanding of the notes, please refer to the section of this document entitled "Description of Notes." For purposes of the description of the notes included in this prospectus, references to "the Company", "Issuer", "us", "we" and "our" refer only to The Men's Wearhouse, Inc.

Issuer..........................    The Men's Wearhouse, Inc., a Texas
                                    corporation.

Selling Security Holders........    The securities to be offered and sold using
                                    this prospectus will be offered and sold by the selling security holders named in this prospectus or in any supplement to this prospectus. See "Selling Security Holders".

Securities Offered..............    $130,000,000 principal amount at maturity of
                                    3.125% Convertible Senior Notes due 2023.

Issue Price.....................    The notes were issued at a price of 100% of
                                    their principal amount, which is $1,000 per note, plus accrued interest, if any, from October 21, 2003.

Maturity Date...................    October 15, 2023, unless earlier
                                    repurchased, redeemed, or converted.

Ranking.........................    The notes are our general senior unsecured
                                    obligations, ranking on parity in right of payment with all our existing and future unsecured senior indebtedness, and senior in right of payment with all our future subordinated indebtedness. The notes are effectively subordinated to any of our secured senior indebtedness to the extent of the assets securing such indebtedness and to the claims of all creditors of our subsidiaries.

Interest........................    3.125% per annum on the principal amount,
                                    from October 21, 2003, payable semi-annually in arrears in cash on October 15 and April
                                    15 of each year, beginning April 15, 2004.
                                    Interest will be computed semi-annually on the basis of a 360-day year comprised of twelve 30-day months.

Contingent Interest.............    We will pay contingent interest to the
                                    holders of the notes during any six-month period from October 15 to April 14 and from April 15 to October 14, beginning with the six-month period commencing October 15,
                                    2008, if the trading price of the notes for each of the five trading days ending on the second trading day immediately preceding the first day of the applicable six-month period equals or exceeds 120% of the principal amount of the notes. The amount of contingent interest payable per note in respect of any six-month period in which contingent interest is payable will equal 0.25% per annum of the average trading price of $1,000 principal amount of notes during the five trading days ending on the second trading day immediately preceding the first day of the applicable six-month interest period.

Conversion Rights...............    Holders may convert the notes into shares of
                                    our common stock at an initial conversion rate of 23.3187 shares of common stock per $1,000 principal amount of notes
                                    (representing a conversion price of
                                    approximately $42.88 per share), subject to adjustment, prior to the close of business on the final maturity date only under the following circumstances:

                                    (i) during any conversion period commencing after October 21, 2003, and only during such conversion period if, on each of at least 20 trading days in the 30 consecutive trading day period ending on the first trading day of the conversion period, the closing sale price of our common stock exceeds 120% of the conversion price in effect on that 30th trading day of such period; a "conversion period" will be the period from and including the third Friday (or, if that day is not a trading day, then the next trading day) in a fiscal quarter to, but not
                                    including, the third Friday (or, if that day is not a trading day, then the next trading day) in the immediately following fiscal quarter; or

                                    (ii) if the notes have been called for
                                    redemption; or

                                    (iii) upon the occurrence of specified
                                    corporate transactions described under
                                    "Description of Notes -- Conversion Rights
                                    -- Conversion Upon Specified Corporate
                                    Transactions."

                                    Upon conversion, we will have the right to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock. If we elect to pay cash in lieu of shares, the payment amount will be based on the average closing sale price of our common stock over a 20 consecutive trading day measurement period beginning on the third trading day following the conversion date.

                                    On the first date the notes become
                                    convertible under the above circumstances, we will notify holders in writing of our method for settling the principal portion of the notes upon conversion ("principal conversion settlement election"). This notification once provided to a holder on the first date the notes become convertible, regardless of a holder's decision to convert, is irrevocable and legally binding with regard to any conversion of the notes. As such, the conversion settlement election made with respect to the principal amount on that date remains effective if the notes cease to be convertible for any period but subsequently become convertible again.

                                    Until the notes are surrendered for
                                    conversion, we will not be required to
                                    notify holders of our method for settling the excess amount of our conversion obligation relating to the amount of the conversion value above the principal amount, if any.

Sinking Fund....................    None.

Provisional Redemption..........    On or after October 20, 2006 but prior to
                                    October 20, 2008, upon at least 20 days
                                    notice, we may, at our option and subject to conditions, redeem for cash, in whole or in part, the notes at any time at a redemption price equal to $1,000 per $1,000 principal amount of notes to be redeemed, plus accrued and unpaid interest, and additional amounts, if any, to but excluding the redemption date. We may exercise this provisional redemption right only if, on each of at least 20 trading days within any period of 30 consecutive trading days ending on or after October 20, 2006 but prior to October
                                    20, 2008, the closing sale price of our
                                    common stock exceeds 140% of the conversion price in effect on the 30th trading day of such period. See "Description of Notes--
                                    Provisional Redemption."

Optional Redemption.............    On or after October 20, 2008, upon at least
                                    20 days notice, we may redeem for cash, in whole or in part, the notes at any time at a redemption price equal to 100% of the principal amount of notes to be redeemed, plus accrued and unpaid interest, contingent interest and additional amounts, if any, to but excluding the redemption date. See
                                    "Description of Notes-- Optional
                                    Redemption."

Purchase of Notes at
Holder's Option.................    Holders may require us to repurchase the
                                    notes for cash on October 15, 2008, October
                                    15, 2013 and October 15, 2018, each of which we refer to as a "purchase date". In each case, upon at least five business days' prior notice we will pay a purchase price equal to 100% of the principal amount of the notes plus accrued and unpaid interest, contingent interest and additional amounts, if any, to but excluding the purchase date.
                                    See "Description of Notes-- Purchase of
                                    Notes at a Holder's Option" and "Risk
                                    Factors-- We may be unable to repay or
                                    purchase the principal amount of the notes."

Designated Event................    Upon the occurrence of a designated event,
                                    as described in this prospectus, and before the maturity or redemption of the notes, a holder may require us to purchase for cash all or part of its notes at a price equal to 100% of their principal amount plus accrued and unpaid interest, contingent interest and additional amounts, if any, to but excluding the designated event purchase date. See
                                    "Description of the Notes-- Purchase of
                                    Notes at a Holder's Option Upon a Designated
                                    Event" and "Risk Factors-- We may be unable to repay or purchase the principal amount of the notes."

No Proceeds.....................    We will not receive any proceeds from the
                                    sale by any selling security holder of the notes or our common stock issuable upon conversion of the notes.

Absence of a Public Market......    The notes are new securities and there is
                                    currently no established market for the
                                    notes. We cannot assure holders of the notes that any active or liquid market will develop for the notes. See "Plan of Distribution."

Trading.........................    The notes will not be listed on any
                                    securities exchange or included in any
                                    automated quotation system. However, the notes issued in the private placements are eligible for trading in the Private
                                    Offerings, Resale and Trading through
                                    Automated Linkages Market, commonly referred to as the PORTAL Market. The notes sold using this prospectus, however, will no longer be eligible for trading in the Portal
                                    Market

Guarantees......................    None.

Material U.S. Federal Income
Tax Considerations..............    Under the indenture governing the notes, we
                                    have agreed, and by acceptance of a
                                    beneficial interest in a note, each holder of a note will be deemed to have agreed, to treat the notes as indebtedness for United
                                    States federal income tax purposes that is subject to the Treasury regulations governing contingent payment debt instruments. For United States federal income tax purposes, interest income on the notes will accrue at the rate of 8.0% per year, compounded semi-annually, which rate represents our determination of the yield at which we would have issued, as of the issue date, a comparable noncontingent, nonconvertible, fixed-rate debt instrument with terms and conditions otherwise similar to the notes. A United States Holder will be required to accrue interest income on a constant yield to maturity basis at this rate (subject to certain adjustments), with the result that a United States Holder generally will recognize taxable income significantly in excess of interest payments received while the notes are outstanding.

                                    A United States Holder will also recognize gain or loss on the sale, conversion, exchange, redemption or retirement of a note in an amount equal to the difference between the amount realized on the sale, conversion, exchange, redemption or retirement of a note, including the fair market value of our common stock received, and the United States Holder's adjusted tax basis in the note. Any gain recognized on the sale, conversion, exchange, redemption or retirement of a note generally will be ordinary interest income; any loss will be ordinary loss to the extent of the interest previously included in income, and thereafter, capital loss. See "Material U.S. Federal Income Tax Considerations."

Book-Entry Form.................    The notes were issued in book-entry form and
                                    are represented by permanent global
                                    certificates deposited with, or on behalf of, The Depositary Trust Company, or DTC, and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances. See "Description of Notes--
                                    Form, Denomination and Registration."

New York Stock Exchange Symbol
for our Common Stock............    Our common stock is listed on the New York
                                    Stock Exchange under the symbol "MW."

                                  RISK FACTORS

                  Investing in the notes involves a number of material risks. For a discussion of certain risks that should be considered in connection with an investment in the notes, see "Risk Factors" beginning on page 8 of this prospectus.

                       RATIO OF EARNINGS TO FIXED CHARGES

                  We have computed the ratio of earnings to fixed charges for each of the following periods on a consolidated basis. References herein to years are to the Company's 52-week or 53-week fiscal year, which ends on the Saturday nearest January 31 in the following calendar year. For example, references to "2003" mean the fiscal year ending January 31, 2004. All fiscal years for which information is included below had 52 weeks, except 2000 which had 53 weeks.

                                                                         NINE MONTHS
                                                                           ENDED
                                                                         NOVEMBER 1,
                                                FISCAL YEAR                2003
                                      --------------------------------   -----------
                                      1998   1999   2000   2001   2002
                                      ----   ----   ----   ----   ----
Ratio of earnings to fixed charges    4.0    4.3    6.2    3.4    3.2       3.0

                  See "Ratio of Earnings to Fixed Charges" beginning on page 14 of this prospectus.

                                  RISK FACTORS

         In deciding whether to purchase the notes, you should carefully consider the risks described below, which could cause our operating results and financial condition to be materially adversely affected, as well as other information and data included or incorporated by reference in this prospectus.

                          RISKS RELATED TO OUR COMPANY

OUR ABILITY TO CONTINUE TO EXPAND OUR MEN'S WEARHOUSE STORES MAY BE LIMITED.

         A large part of our growth has resulted from the addition of new Men's Wearhouse stores and the increased sales volume and profitability provided by these stores. We will continue to depend on adding new stores to increase our sales volume and profitability. We believe that our ability to increase the number of Men's Wearhouse stores in the United States above 550 will be limited. However, we believe that additional growth opportunities exist through improving and diversifying the merchandise mix, relocating stores, expanding our K&G brand and adding complementary products and services. When we enter new markets, we have to:

         -   obtain suitable store locations,

         -   hire personnel,

         -   establish distribution methods, and

         - advertise our brand names and our distinguishing characteristics to consumers who may not be familiar with them.

         We cannot assure you that we will be able to open and operate new stores on a timely and profitable basis. The costs associated with opening new stores may negatively affect our profitability. Our expansion strategy may also be negatively affected by conditions in the commercial real estate market existing at the time we seek to expand.

CERTAIN OF OUR EXPANSION STRATEGIES MAY PRESENT GREATER RISKS.

         Expansion into more fashion-oriented merchandise categories or into complementary products and services may present greater risks. We are continuously assessing opportunities to expand complementary products and services related to our traditional business, such as corporate apparel sales and retail dry cleaning establishments, as well as concepts that include more fashion-oriented merchandise. We anticipate that as we explore opportunities in these areas we will do so on a limited test market basis, so we do not anticipate that significant resources of the Company would initially be put at risk. Nevertheless, we may expend both capital and personnel resources on such business opportunities which may or may not be successful.

OUR BUSINESS IS SEASONAL AND IS AFFECTED BY GENERAL ECONOMIC CONDITIONS.

         Like most other retail businesses, our business is seasonal. Historically, over 30% of our net sales and approximately 45% of our net earnings have been made during November, December and January. Like other retail businesses, our operations may be negatively affected by local, regional or national economic conditions, such as levels of disposable consumer income, consumer debt, interest rates and consumer confidence. Any economic downturn might cause consumers to reduce their spending, which could negatively affect our sales. We cannot assure you that a long economic downturn would not have a noticeable negative effect on us.

ACTS OF TERRORISM COULD NEGATIVELY IMPACT OUR OPERATING RESULTS AND FINANCIAL CONDITION.

         The continued threat of terrorism and heightened security measures in response to an act of terrorism may disrupt commerce and undermine consumer confidence which could negatively impact our sales by causing consumer spending to decline. Furthermore, an act of terrorism or war, or the threat thereof, could negatively impact our business by interfering with our ability to obtain merchandise from vendors or substitute suppliers at similar costs in a timely manner.

SALES IN THE MEN'S TAILORED CLOTHING MARKET GENERALLY HAVE DECLINED OVER THE PAST SEVERAL YEARS.

         According to industry sources, sales in the men's tailored clothing market generally have declined over the past several years. We believe that this decline is attributable primarily to: (1) men allocating less of their income to tailored clothing and (2) certain employers relaxing their dress codes. We believe that this decrease in sales has contributed, and will continue to contribute, to a consolidation among retailers of men's tailored clothing. Despite this overall decline, we have been able to increase our share of the men's tailored clothing market. We cannot assure you that we will continue to be able to expand our sales volume or maintain our profitability within our segment of the retailing industry.

OUR INDUSTRY IS HIGHLY COMPETITIVE.

         The men's tailored clothing market is fragmented, and we face intense competition for customers, access to quality merchandise and suitable store locations. We compete with specialty men's clothing stores, traditional department stores, other off-price retailers and manufacturer-owned stores, independently owned outlet stores and discount operators.

         Several of these competitors are part of large department store chains that have much greater financial, marketing and other resources than we have available. We cannot assure you that we will be able to compete successfully with our competitors in the future.

THE LOSS OF, OR DISRUPTION IN, OUR CENTRALIZED DISTRIBUTION CENTER COULD NEGATIVELY IMPACT OUR BUSINESS AND OPERATIONS.

         All merchandise for Men's Wearhouse stores is received into our centralized distribution center in Houston, Texas, where the inventory is then processed, sorted and shipped to our stores. We depend in large part on the orderly operation of this receiving and distribution process, which depends, in turn, on adherence to shipping schedules and effective management of the distribution center. Although we believe that our receiving and distribution process is efficient and well positioned to support our expansion plans, we cannot assure you that events beyond our control, such as disruptions in operations due to fire or other catastrophic events, employee matters or shipping problems, would not result in delays in the delivery of merchandise to our stores.

         Although we maintain business interruption and property insurance, we cannot assure you that our insurance will be sufficient, or that insurance proceeds will be timely paid to us, in the event our distribution center is shut down for any reason or if we incur higher costs and longer lead times in connection with a disruption at our distribution center.

OUR STOCK PRICE HAS BEEN AND MAY CONTINUE TO BE EXTREMELY VOLATILE DUE TO MANY FACTORS.

         The market price of our common stock has fluctuated in the past and may change rapidly in the future depending on news announcements and changes in general market conditions. The following factors, among others, may cause significant fluctuations in our stock price:

         - news announcements regarding quarterly or annual results of operations,

         -   monthly comparable store sales,

         -   acquisitions,

         -   competitive developments,

         -   litigation affecting the Company, or

         -   market views as to the prospects of the retail industry generally.

RIGHTS OF OUR SHAREHOLDERS MAY BE NEGATIVELY AFFECTED IF WE ISSUE ANY OF THE SHARES OF PREFERRED STOCK WHICH OUR BOARD OF DIRECTORS HAS AUTHORIZED FOR ISSUANCE.

         We have available for issuance 2,000,000 shares of preferred stock, par value $.01 per share. Our board of directors is authorized to issue any or all of this preferred stock, in one or more series, without any further action on the part of shareholders. The rights of our shareholders may be negatively affected if we issue a series of preferred stock in the future that has preference over our common stock with respect to the payment of dividends or distribution upon our liquidation, dissolution or winding up. See "Description of Capital Stock -- Preferred Stock" on page 46.

OUR SUCCESS SIGNIFICANTLY DEPENDS ON OUR KEY PERSONNEL AND OUR ABILITY TO ATTRACT AND RETAIN ADDITIONAL PERSONNEL.

         Mr. George Zimmer has been very important to our success. Mr. Zimmer is the Company's Chairman of the Board, Chief Executive Officer and primary advertising spokesman. The loss of Mr. Zimmer's services could have a significant negative effect on us.

         Also, our continued success and the achievement of our expansion goals are dependent upon our ability to attract and retain additional qualified employees as we expand.

FLUCTUATIONS IN EXCHANGE RATES MAY CAUSE US TO EXPERIENCE CURRENCY EXCHANGE LOSSES.

         Moores conducts most of its business in Canadian dollars. The exchange rate between Canadian dollars and U.S. dollars has fluctuated historically. If the value of the Canadian dollar against the U.S. dollar weakens, then the revenues and earnings of our Canadian operations will be reduced when they are translated to U.S. dollars. Also, the value of our Canadian net assets in U.S. dollars may decline.

         In connection with our direct sourcing program, we may enter into purchase commitments that are denominated in a foreign currency (primarily the Euro), which create currency exchange risks. Forward exchange contracts are used to protect against these risks, but we cannot assure you that currency exchange losses will not occur.

THERE ARE A VARIETY OF RISKS ASSOCIATED WITH OUR MANUFACTURING BUSINESS CONDUCTED BY MOORES.

         Moores, through its wholly owned subsidiary, Golden Brand Clothing (Canada) Ltd., manufactures a significant portion of the tailored clothing offered for sale by our Moores stores. A long interruption in Golden Brand's ability to manufacture tailored clothing could have a material negative impact on our Moores operations. We could experience shortages in men's tailored clothing to sell in our Moores stores if Golden Brand fails to meet its production goals for any reasons, including labor disputes, delays in production or machinery breakdowns or repair problems.

         There are a variety of risks associated with the manufacturing business including those associated with labor, machinery maintenance, product scheduling and delivery systems and obtaining raw materials on a timely basis. Golden Brand's principal raw material is fabric. Many of Golden Brand's suppliers have supplied fabric to Golden Brand for more than ten years. If one of the current suppliers is unable or unwilling to provide fabric, we believe that there are other suppliers of fabric who could supply fabric to Golden Brand, although we cannot assure you that it would be at comparable cost. As is normal in the industry, most of Golden Brand's supply arrangements are seasonal. There could be a negative effect on the ability of Golden Brand to meet its production goals if any of the following occurred: an unexpected loss of a supplier of fabric; a long interruption in shipments from any fabric supplier; an unexpected loss of any of the suppliers of raw materials other than fabric or other finished goods; or a long interruption in the shipment of raw materials or finished goods. The negative effect would be particularly noticeable with regard to Golden Brand's seasonal or time-sensitive products.

WE ARE SUBJECT TO NUMEROUS REGULATIONS THAT COULD AFFECT OUR OPERATIONS.

         We are subject to customs, truth-in-advertising, privacy and other laws, including consumer protection regulations and zoning and occupancy ordinances, that regulate retailers generally and/or govern the importation, promotion and sale of merchandise and the operation of retail stores and warehouse facilities. Although we undertake to monitor changes in these laws, if these laws change without our knowledge, we could be subject to fines or other penalties under the controlling regulations, which could have a negative effect on our business, financial condition and results of operations.

                   RISKS RELATED TO THE NOTES AND THE OFFERING

WE WILL INCREASE OUR LEVERAGE AS A RESULT OF THE SALE OF THE NOTES.

         In connection with the sale of the notes, we have incurred $130 million of indebtedness. As a result of this indebtedness, our interest payment obligations will increase. The degree to which we will be leveraged could adversely affect our ability to obtain further financing for working capital, acquisitions or other purposes and could make us more vulnerable to industry downturns and competitive pressures. Our ability to meet our debt service obligations will be dependent upon our future performance, which will be subject to the financial, business and other factors affecting our operations, many of which are beyond our control.

THERE ARE NO RESTRICTIVE COVENANTS IN THE NOTES INDENTURE RELATING TO OUR ABILITY TO INCUR FUTURE INDEBTEDNESS OR COMPLETE OTHER FINANCIAL TRANSACTIONS.

         The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payment of dividends, the incurrence of indebtedness, transactions with affiliates, incurrence of liens or the issuance or repurchase of securities by us or any of our subsidiaries. We therefore may incur additional debt, including secured indebtedness senior to the notes, or indebtedness at the subsidiary level to which the notes would be structurally subordinated. As part of our strategy, we may use proceeds from the initial sale of the notes to finance potential acquisitions, which may cause us to incur significant indebtedness to which the notes would be subordinate.

         A higher level of indebtedness increases the risk that we may default on our debt obligations. We cannot assure you that we will be able to generate sufficient cash flow to pay the interest on our debt or that future working capital, borrowings or equity financing will be available to pay or refinance such debt. The indenture contains no covenants or other provisions to afford protection to holders of the notes upon the occurrence of a designated event except to the extent described under "Description of Notes -- Purchase of Notes at a Holder's Option Upon a Designated Event."

WE MAY BE UNABLE TO GENERATE SUFFICIENT CASH FLOW TO SATISFY OUR DEBT SERVICE OBLIGATIONS.

         Our ability to generate cash flow from operations to make interest payments on the notes will depend on our future performance, which will be affected by a range of economic, competitive and business factors. We cannot control many of these factors, including general economic conditions and the health of the retail industry. If our operations do not generate sufficient cash flow from operations to satisfy our debt service obligations, we may need to borrow additional funds to make these payments or undertake alternative financing plans, such as refinancing or restructuring our debt, or reducing or delaying capital investments and acquisitions. Additional funds or alternative financing may not be available to us on favorable terms, or at all. Our inability to generate sufficient cash flow from operations or obtain additional funds or alternative financing on acceptable terms could have a material adverse effect on our business, financial condition and results of operations.

WE MAY BE UNABLE TO REPAY OR PURCHASE THE PRINCIPAL AMOUNT OF THE NOTES.

         At maturity, the entire outstanding principal amount of the notes will become due and payable by us. In addition, on October 15, 2008, October 15, 2013 and October 15, 2018 or if a designated event occurs, as defined in the indenture, each holder of the notes may require that we purchase all or a portion of that holder's notes. We cannot assure you that we will have sufficient funds or will be able to arrange for additional financing to pay the principal amount or purchase price due. In that case, our failure to repay the notes at maturity or to purchase any tendered notes would constitute an event of default under the indenture.

WE CANNOT ASSURE YOU THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THE NOTES.

         There is no established trading market for the notes. We have no plans to list the notes on a securities exchange. Any market-making activity, if initiated, may be discontinued at any time, for any reason or for no reason, without notice. If the initial purchasers cease to act as the market makers for the notes, we cannot assure you another firm or person will make a market in the notes. If a market were to develop, the notes could trade at prices that may be lower than their initial offering price depending on many factors, including the market price of our common stock into which the notes are convertible, prevailing interest rates, our operating results and the market for similar securities. The liquidity of any market for the notes will depend upon the number of holders of the notes, our results of operations and financial condition, the market for similar securities, the interest of securities dealers in making a market in the notes and other factors.

WE EXPECT THAT THE TRADING VALUE OF THE NOTES WILL BE SIGNIFICANTLY AFFECTED BY THE PRICE OF OUR COMMON STOCK.

         The market price of the notes is expected to be significantly affected by the market price of our common stock. This may result in greater volatility in the trading value of the notes than would be expected for any non-convertible debt securities we may issue.

THE NOTES WILL BE EFFECTIVELY SUBORDINATED TO ALL OF OUR SECURED INDEBTEDNESS AND ALL INDEBTEDNESS OF OUR SUBSIDIARIES.

         The notes are our unsecured senior obligations and are not be guaranteed by any of our subsidiaries. Accordingly, the notes are effectively subordinated to all of our current and future secured indebtedness to the extent of the assets securing the indebtedness.

         Our right to receive any distribution of assets of any subsidiary upon that subsidiary's liquidation, reorganization or otherwise, is subject to the prior claims of creditors of that subsidiary, except to the extent we are also recognized as a creditor of that subsidiary. As a result, the notes are effectively subordinated to the claims of such creditors. We have pledged some or all of the stock of our subsidiaries to secure our credit agreement. Therefore, the notes are effectively subordinated to the credit agreement to the extent of such pledged stock.

THE CONDITIONAL CONVERSION FEATURE OF THE NOTES COULD RESULT IN YOUR RECEIVING LESS THAN THE VALUE OF THE COMMON STOCK INTO WHICH A NOTE IS CONVERTIBLE.

         The notes are convertible into shares of our common stock only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your notes, and you may not be able to receive the value of the common stock into which the notes would otherwise be convertible.

OUR REPORTED EARNINGS PER SHARE MAY BE MORE VOLATILE BECAUSE OF THE CONTINGENT CONVERSION PROVISION OF THE NOTES.

         Holders of the notes are entitled to convert the notes into our common stock (or, at our election, cash or a combination of cash and common stock), among other circumstances, if the closing sale price of our common stock on each of at least 20 trading days in the 30 consecutive trading day period ending on the first trading day of the conversion period exceeds 120% of the then prevailing conversion price in effect on that 30th trading day. Until this contingency or another conversion contingency is met, the shares underlying the notes are not included in the calculation of our basic or diluted earnings per share. Should any of these contingencies be met, diluted earnings per share would be expected to decrease as a result of the inclusion of the underlying shares in our diluted earnings per share calculation. Volatility in our stock price could cause this common stock price condition to be met in one quarter and not in a subsequent quarter, increasing the volatility of our diluted earnings per share.

THE NOTES MAY NOT BE RATED OR MAY RECEIVE A LOWER RATING THAN ANTICIPATED.

         We did not seek a rating on the notes and we believe it is unlikely that the notes will be rated. However, if one or more rating agencies rates the notes and assigns the notes a rating lower than the rating expected by investors, or reduces their rating in the future, the market price of the notes and our common stock could be adversely affected.

YOU SHOULD CONSIDER THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF OWNING NOTES.

         Under the indenture governing the notes, we agreed, and by acceptance of a beneficial interest in a note, each holder of a note will be deemed to have agreed, to treat the notes as indebtedness for United States federal income tax purposes that is subject to the Treasury regulations governing contingent payment debt instruments. For United States federal income tax purposes, interest income on the notes will accrue at the rate of 8.0% per year, compounded semi-annually, which rate represents our determination of the yield at which we would have issued, as of the issue date, a comparable noncontingent, nonconvertible, fixed-rate debt instrument with terms and conditions otherwise similar to the notes. A United States Holder will be required to accrue interest income on a constant yield to maturity basis at this rate (subject to certain adjustments), with the result that a United States Holder generally will recognize taxable income significantly in excess of interest payments received while the notes are outstanding.

         A United States Holder will also recognize gain or loss on the sale, conversion, exchange, redemption or retirement of a note in an amount equal to the difference between the amount realized on the sale, conversion, exchange, redemption or retirement of a note, including the fair market value of our common stock received, and the United States Holder's adjusted tax basis in the note. Any gain recognized on the sale, conversion, exchange, redemption or retirement of a note generally will be ordinary interest income; any loss will be ordinary loss to the extent of the interest previously included in income, and thereafter, capital loss. The material U.S. federal income tax consequences relevant to persons holding the notes are summarized in this prospectus under the heading "Material U.S. Federal Income Tax Considerations".

                       RATIO OF EARNINGS TO FIXED CHARGES

                  We have computed the ratio of earnings to fixed charges for each of the following periods on a consolidated basis. References herein to years are to the Company's 52-week or 53-week fiscal year, which ends on the Saturday nearest January 31 in the following calendar year. For example, references to "2003" mean the fiscal year ending January 31, 2004. All fiscal years for which information is included below had 52 weeks, except 2000 which had 53 weeks.

                                                                         NINE MONTHS
                                                                            ENDED
                                                                         NOVEMBER 1,
                                                FISCAL YEAR                 2003
                                      --------------------------------   -----------
                                      1998   1999   2000   2001   2002
                                      ----   ----   ----   ----   ----
Ratio of earnings to fixed charges    4.0    4.3    6.2    3.4    3.2       3.0

         For purposes of computing the ratio of earnings to fixed charges, " earnings" consist of pretax income from continuing operations plus fixed charges (excluding capitalized interest). "Fixed charges" represent interest incurred (whether expensed or capitalized), amortization of debt expense, that portion of rental expense on operating leases deemed to be the equivalent of interest and dividends on preferred stock.

                                   NO PROCEEDS

                  The securities to be offered and sold using this prospectus will be offered and sold by the selling security holders named in this prospectus or in any supplement to this prospectus. We will not receive any proceeds from the sale of the securities or conversion of the notes. The shares of our common stock offered by this prospectus are issuable upon conversion of the notes.

                            SELLING SECURITY HOLDERS

                  On October 21, 2003, we issued and sold a total of $130,000,000 aggregate principal amount of the notes in private placements to Bear, Stearns & Co. Inc., Wachovia Capital Markets, LLC, J.P. Morgan Securities Inc. and Fleet Securities, Inc. (which we refer to as the initial purchasers in this prospectus). The initial purchasers have advised us that they resold the notes in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, to "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) in compliance with Rule 144A. The selling security holders, which term includes their transferees, pledgees, donees and successors, may from time to time offer and sell pursuant to this prospectus any and all of the notes and the shares of our common stock issuable upon conversion of the notes.

                  The notes and our shares of common stock to be issued upon conversion of the notes are being registered pursuant to a registration rights agreement between us and the initial purchasers. In that agreement, we undertook to file a registration statement with regard to the notes and our shares of common stock issuable upon conversion of the notes and, subject to certain exceptions, to keep that registration statement effective for up to two years. The registration statement to which this prospectus relates is intended to satisfy our obligations under that agreement.

                  The selling security holders named below have advised us that they currently intend to sell the notes and our shares of common stock set forth below pursuant to this prospectus. Additional selling security holders may choose to sell notes and our shares of common stock from time to time upon notice to us. None of the selling security holders named below, has, within the past three years, held any position, office or other material relationship with us or any of our predecessors or affiliates, except as noted below in "Plan of Distribution".

                  Before a security holder not named below may use this prospectus in connection with an offering of securities, this prospectus will be supplemented to include the name and amount of notes and common stock beneficially owned by the selling security holder and the amount of notes and common stock to be offered. Any prospectus supplement will also disclose whether any selling security holder selling in connection with that prospectus supplement has held any position, office or other material relationship with us or any of our predecessors or affiliates during the three years prior to the date of the prospectus supplement.

                  The following table is based solely on information provided by the selling security holders. This information represents the most current information provided to us by selling security holders. Some selling security holders may have reduced or increased their positions in the notes from the amounts shown below and not yet informed us of this change. In that case, the amounts shown below may total more or less than $130,000,000 aggregate principal amount. To the extent the total of the amounts of notes beneficially owned shown below is less than $130,000,000, the shortfall represents amounts beneficially owned but not yet reported to us. To the extent such total exceeds $130,000,000, such total includes duplicative amounts. In no case will more than $130,000,000 aggregate principal amount of notes be sold using this prospectus and all supplements to this prospectus.

                                                                                                  NUMBER OF       NUMBER OF
                                                                                                  SHARES OF       SHARES OF
                                              AMOUNT OF      PERCENTAGE OF                          COMMON         COMMON
                                                 NOTES           NOTES           AMOUNT OF          STOCK       STOCK THAT MAY
                                             BENEFICIALLY    BENEFICIALLY         NOTES TO       BENEFICIALLY        BE
         SELLING SECURITY HOLDER               OWNED ($)         OWNED        BE SOLD ($) (1)    OWNED (2)(3)    SOLD (1)(3)
------------------------------------------   ------------    -------------    ---------------    ------------   --------------
McMahan Securities Co. L.P.                  $  1,000,000                *    $     1,000,000          23,319           23,319
S.A.C. Capital Associates, LLC                  1,000,000                *          1,000,000         200,719           23,319
Clinton Riverside Convertible Portfolio
    Limited                                     4,180,000             3.22%         4,180,000          97,472           97,472
Clinton Multistrategy Master Fund, Ltd.         1,320,000             1.02%         1,320,000          30,781           30,781
KBC Financial Products USA Inc.                   875,000                *            875,000          20,404           20,404
Man Convertible Bond Master Fund, Ltd           3,951,000             3.04%         3,951,000          92,132           92,132
St. Thomas Trading, Ltd                        10,049,000             7.73%        10,049,000         234,330          234,330
Wachovia Risk Services, Inc.                      250,000                *            250,000           5,830            5,830
Wachovia Capital Markets, LLC                  13,925,000            10.71%        13,925,000         324,713          324,713
Durango Investments L.P.                        2,250,000             1.73%         2,250,000          52,467           52,467
SG Cowen Securities Corp                        2,000,000             1.54%         2,000,000          46,637           46,637
National Bank of Canada c/o Putnam
    Lovell NBF Securities Inc.                  1,500,000             1.15%         1,500,000          34,978           34,978
Pacific Life Insurance Company                    500,000                *            500,000          11,659           11,659
OCM Convertible Trust                           1,210,000                *          1,210,000          28,216           28,216
Delta Air Lines Master Trust -CV                  515,000                *            515,000          12,009           12,009
State Employee's Retirement Fund of the
    State of Delaware                             560,000                *            560,000          13,058           13,058
Partner Reinsurance Company Ltd.                  425,000                *            425,000           9,910            9,910
Chrysler Corporation Master Retirement
    Trust                                       1,210,000                *          1,210,000          28,216           28,216
Motion Picture Industry Health Plan -
    Active Member Fund                            135,000                *            135,000           3,148            3,148
Motion Picture Industry Health Plan -
    Retiree Member Fund                            80,000                *             80,000           1,865            1,865
Delta Pilots Disability & Survivorship
    Trust - CV                                    245,000                *            245,000           5,713            5,713
Microsoft Corporation                             965,000                *            965,000          22,503           22,503
Qwest Occupational Health Trust                   155,000                *            155,000           3,614            3,614
KBC Financial Products USA Inc.                   875,000                *            875,000          20,404           20,404
Deutsche Bank Securities Inc.                   1,000,000                *          1,000,000          23,319           23,319
Silvercreek II Limited                            445,000                *            445,000          10,377           10,377
Silvercreek Limited Partnership                   905,000                *            905,000          21,103           21,103
Newport Alternative Income Fund                   150,000                *            150,000           3,498            3,498
Consulting Group Capital Markets Funds            200,000                *            200,000           4,664            4,664
Calamos(R) Market Neutral Fund-
    Calamos(R) Investment Trust                 3,300,000             2.54%         3,300,000          76,952           76,952
Van Kampen Harbor Fund                          1,200,000                *          1,200,000          27,982           27,982
Grace Convertible Arbitrage Fund, Ltd.          3,500,000             2.69%         3,500,000          81,615           81,615
DaimlerChrysler Corp Emp. #1 Pension
    Plan dtd 4/1/89                             2,400,000             1.85%         2,400,000          55,965           55,965
State Street Bank Custodian for GE
    Pension Trust                               1,655,000             1.27%         1,655,000          38,592           38,592
Franklin and Marshall College                     190,000                *            190,000           4,431            4,431
US Bancorp Piper Jaffray                        2,000,000             1.54%         2,000,000          46,637           46,637
Morgan Stanley Convertible Securities
    Trust                                         800,000                *            800,000          18,655           18,655
Victus Capital, LP                              5,000,000             3.85%         5,000,000         116,594          116,594
Pyramid Equity Strategies Fund                    100,000                *            100,000           2,332            2,332

                                                                                                  NUMBER OF       NUMBER OF
                                                                                                  SHARES OF       SHARES OF
                                              AMOUNT OF      PERCENTAGE OF                          COMMON         COMMON
                                                 NOTES           NOTES           AMOUNT OF          STOCK       STOCK THAT MAY
                                             BENEFICIALLY    BENEFICIALLY         NOTES TO       BENEFICIALLY        BE
         SELLING SECURITY HOLDER               OWNED ($)         OWNED        BE SOLD ($) (1)    OWNED (2)(3)    SOLD (1)(3)
------------------------------------------   ------------    -------------    ---------------    ------------   --------------
DB Equity Opportunities Master Portfolio
    Ltd                                           400,000                *            400,000           9,327            9,327
Convertible Securities Fund                        67,000                *             67,000           1,562            1,562
Nations Convertible Securities Fund             6,683,000             5.14%         6,683,000         155,839          155,839
UBS AG London Branch                           34,500,000            26.54%        34,500,000         804,495          804,495
DKR SoundShare Opportunity Holding
    Fund Ltd.                                   1,000,000                *          1,000,000          23,319           23,319
Bear, Stearns & Co. Inc.                        5,205,000             4.00%         5,205,000         121,374          121,374

         *        Less than 1%

         (1) Because a selling security holder may sell all or a portion of the notes and common stock issuable upon conversion of the notes pursuant to this prospectus, no estimate can be given as to the number or percentage of notes and common stock that the selling security holder will hold upon termination of any sales.

         (2) Includes shares of common stock issuable upon conversion of the notes.

         (3) The number of shares of our common stock issuable upon conversion of the notes is calculated assuming the conversion of the full amount of notes held by such holder at the initial conversion price of $42.88, which equals a conversion rate of the initial conversion rate of 23.3187 shares per $1,000 principal amount of the notes. This conversion rate is subject to adjustment as described under "Description of Notes - Conversion Price Adjustments". Accordingly, the number of shares of our common stock to be sold may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the notes. Cash will be paid instead of fractional shares, if any.

                                  OUR BUSINESS

THE COMPANY

                  We are one of the largest specialty retailers of menswear in the United States and Canada. At November 1, 2003, our U.S. operations included 575 stores in 44 states and the District of Columbia, primarily operating under the brand names of Men's Wearhouse and K&G, with approximately 25% of our locations in Texas and California. At November 1, 2003, our Canadian operations included 114 stores in 10 provinces operating under the brand name of Moores Clothing for Men.

Men's Wearhouse

                  Under the Men's Wearhouse brand, we target middle and upper-middle income men by offering quality merchandise at everyday low prices. In addition to value, we believe we provide a superior level of customer service. Men's Wearhouse stores offer a broad selection of designer, brand name and private label merchandise at prices we believe are typically 20% to 30% below the regular prices found at traditional department and specialty stores. Our merchandise includes suits, sport coats, slacks, business casual, sportswear, outerwear, dress shirts, shoes and accessories. We concentrate on business attire that is characterized by infrequent and more predictable fashion changes. Therefore, we believe we are not as exposed to trends typical of more fashion-forward apparel retailers, where significant markdowns and promotional pricing are more common. At November 1, 2003, we operated 504 Men's Wearhouse stores in 44 states and the District of Columbia.

                  We also began a tuxedo rental program in selected Men's Wearhouse stores during 1999. We believe this program generates incremental business for us without significant incremental personnel or real estate costs and broadens our customer base by drawing first-time and younger customers into our stores. We completed the rollout of this program to our Men's Wearhouse stores during the first quarter of fiscal 2002 and, as of November 1, 2003, offered tuxedo rentals in substantially all of our Men's Wearhouse stores.

K&G

                  Under the K&G brand, we target the more price sensitive customer. The K&G brand was acquired as a result of our combination with K&G Men's Center, Inc. in June 1999 in a transaction accounted for as a pooling of interests (see Note 2 of Notes to Consolidated Financial Statements included in our most recent Annual Report on Form 10-K, which is incorporated by reference herein). At November 1, 2003, we operated 71 K&G stores in 23 states, which includes five stores operating under the name The Suit Warehouse (four in metropolitan Detroit and one in Ohio). Thirty of the K&G stores offer ladies' career apparel that is also targeted to the more price sensitive customer.

                  We believe that K&G's more basic, value-oriented superstore approach appeals to certain customers in the apparel market. K&G offers first-quality, current-season apparel and accessories comparable in quality to that of traditional department and specialty stores, at everyday low prices we believe are typically 30% to 70% below the regular prices charged by such stores. K&G's merchandising strategy emphasizes broad assortments across all major categories, including tailored clothing, casual sportswear, dress furnishings, footwear and accessories. This merchandise selection, which includes brand name as well as private label merchandise, positions K&G to attract a wide range of customers in each of its markets. As with the Men's Wearhouse brand, K&G's philosophy of delivering everyday value distinguishes K&G from other retailers that adopt a more promotional pricing strategy.

Moores

                  On February 10, 1999, we combined with Moores Retail Group Inc., a privately owned Canadian corporation, in a transaction accounted for as a pooling of interests (see Note 2 of Notes to Consolidated Financial Statements included in our most recent Annual Report on Form 10-K, which is incorporated by reference herein). Moores is one of Canada's leading specialty retailers of menswear, with 114 stores in 10 Canadian provinces at November 1, 2003. Moores focuses on conservative, basic tailored apparel. We believe this limits exposure to changes in fashion trends and the need for significant markdowns. Moores' merchandise consists of suits, sport coats, slacks, business casual, dress shirts, sportswear, outerwear, shoes and accessories.

                  In October 2003, we extended our tuxedo rental program to 48 Moores stores and expect to further extend the program to the remainder of the Moores stores during the next fiscal year.

                  Moores distinguishes itself from other Canadian retailers of menswear by manufacturing a significant portion of the tailored clothing for sale in its stores. Moores conducts its manufacturing operations through its wholly owned subsidiary, Golden Brand Clothing (Canada) Ltd., which is the second largest manufacturer of men's suits and sport coats in Canada. Golden Brand's manufacturing facility in Montreal, Quebec, includes a cutting room, fusing department, pant shop and coat shop. At full capacity, the coat shop can produce 13,000 units per week and the pant shop can produce 23,000 units per week. As a result of the vertical integration and the related cost savings, Moores is able to provide greater value to its customer by offering a broad selection of quality merchandise at everyday low prices, which the Company believes typically range from 20% to 30% below the regular prices charged by traditional Canadian department and specialty stores. Beginning in 1999, Golden Brand also manufactures product for Men's Wearhouse stores.

EXPANSION STRATEGY

                  Our expansion strategy includes:

                  - opening additional Men's Wearhouse and K&G stores in new and existing markets,

                  - expanding our tuxedo rental program to Moores stores,

                  - testing opportunities to market complementary products and services,

                  - testing expanded, more fashion-oriented merchandise
                    concepts, and

                  - identifying strategic acquisition opportunities, including but not limited to international opportunities.

                  In general terms, we consider a geographic area served by a common group of television stations as a single market.

                  On a limited basis, we have acquired store locations, inventories, customer lists, trademarks and tradenames from existing menswear retailers in both new and existing markets. We may do so again in the future. In the fourth fiscal quarter of 2003, we plan to open an additional 5 new Men's Wearhouse stores and 2 new K&G stores, to expand and relocate up to 4 existing Men's Wearhouse stores and to continue expansion in subsequent years. We believe that our ability to increase the number of Men's Wearhouse stores in the United States above 550 will be limited. However, we believe that additional growth opportunities exist through improving and diversifying the merchandise mix, relocating stores, expanding our K&G brand and adding complementary products and services.

MERCHANDISING

                  Our stores offer a broad selection of designer, brand name and private label men's business attire, including a consistent stock of core items (such as navy blazers, tuxedos and basic suits). Although basic styles are emphasized, each season's merchandise reflects current fabric and color trends, and a small percentage of inventory, accessories in particular, are usually more fashion oriented. The broad merchandise selection creates increased sales opportunities by permitting a customer to purchase substantially all of his tailored wardrobe and accessory requirements, including shoes, at our stores. Within our tailored clothing, we offer an assortment of styles from a variety of manufacturers and maintain a broad selection of fabrics, colors and sizes. We believe that the depth of selection offered provides us with an advantage over most of our competitors. During fiscal 2002, we also shifted our merchandise mix in order to increase our offering of opening price point product in our Men's Wearhouse stores. We believe this shift better aligns our product selection with the everyday low price value proposition we want to offer our Men's Wearhouse brand customers.

                  The Company's inventory mix includes "business casual" merchandise designed to meet demand for such products resulting from more relaxed dress codes in the workplace. This merchandise consists of tailored and non-tailored clothing (sport coats, casual slacks, knits and woven sports shirts, sweaters and casual shoes) that complements the existing product mix and provides opportunity for enhanced sales without significant inventory risk.

                  We do not purchase significant quantities of merchandise overruns or close-outs. We provide recognizable quality merchandise at consistent prices that assist the customer in identifying the value available at our stores. We believe that the merchandise at Men's Wearhouse and Moores stores is generally offered 20% to 30% below traditional department and specialty store regular prices and that merchandise at K&G stores is generally 30% to 70% below regular retail prices charged by such stores. A ticket is affixed to each item, which displays our selling price alongside the price we regard as the regular price of the item at traditional department and specialty stores.

                  By targeting men's business attire, a category of men's clothing characterized by infrequent and more predictable fashion changes, we believe we are not as exposed to trends typical of more fashion-forward apparel retailers. This allows us to carry basic merchandise over to the following season and reduces the need for markdowns; for example, a navy blazer or gray business suit may be carried over to the next season. Our Men's Wearhouse and Moores stores have an annual sale that starts around Christmas and runs through the month of January, during which prices on many items are reduced 20% to 50% off the everyday low prices. This sale reduces stock at year-end and prepares for the arrival of the new season's merchandise. We also have a similar event in mid-summer; however, the level of advertising for promotion of the summer event is lower than that for the year-end event.

                  During 2000, 2001 and 2002, 59.3%, 56.8% and 56.5%,
respectively, of our total net merchandise sales were attributable to tailored clothing (suits, sport coats and slacks) and 40.7%, 43.2% and 43.5%, respectively, were attributable to casual attire, sportswear, shoes, shirts, ties, outerwear and other.

                  In addition to accepting cash, checks or nationally recognized credit cards, we offer our own private label credit card to Men's Wearhouse customers and, in May 2002, we introduced a private label credit card to our Moores customers. We have contracted with a third-party vendor to provide all necessary servicing and processing and to assume all credit risks associated with our private label credit card program. We believe that the private label credit card provides us with an important tool for targeted marketing and presents an excellent opportunity to communicate with our customers. During 2002, our customers used the private label credit card for approximately 18% of our sales at the Men's Wearhouse brand and approximately 8% of our sales at the Moores brand.

CUSTOMER SERVICE AND MARKETING

                  The Men's Wearhouse and Moores sales personnel are trained as clothing consultants to provide customers with assistance and advice on their apparel needs, including product style, color coordination, fabric and garment fit. For example, clothing consultants at Men's Wearhouse stores attend an intensive training program at our training facility in Fremont, California, which is further supplemented with weekly store meetings, periodic merchandise meetings and frequent interaction with multi-unit managers.

                  We encourage our clothing consultants to be friendly and knowledgeable and to promptly greet each customer entering the store. Consultants are encouraged to offer guidance to the customer at each stage of the decision-making process, making every effort to earn the customer's confidence and to create a professional relationship that will continue beyond the initial visit. Clothing consultants are also encouraged to contact customers after the purchase or pick-up of tailored clothing to determine whether customers are satisfied with their purchases and, if necessary, to take corrective action. Store personnel have full authority to respond to customer complaints and reasonable requests, including the approval of returns, exchanges, refunds, re-alterations and other special requests, all of which we believe helps promote customer satisfaction and loyalty.

                  K&G stores are designed to allow customers to select and purchase apparel by themselves. For example, each merchandise category is clearly marked and organized by size, and suits are specifically tagged "Athletic Fit," "Double-Breasted," "Three Button," etc., as a means of further assisting customers to easily select their styles and sizes. K&G employees assist customers with merchandise selection, including correct sizing.

                  Each of our stores provides on-site tailoring services to facilitate timely alterations at a reasonable cost to customers. Tailored clothing purchased at a Men's Wearhouse store will be pressed and re-altered (if the alterations were performed at a Men's Wearhouse store) free of charge for the life of the garment.

                  Because management believes that men prefer direct and easy store access, we attempt to locate our stores in regional strip and specialty retail centers or in freestanding buildings to enable customers to park near the entrance of the store.

                  Our total annual advertising expenditures, which were $69.7 million, $61.2 million and $60.1 million in 2000, 2001 and 2002, respectively, are significant. The Company advertises principally on television and radio, which we consider the most effective means of attracting and reaching potential customers, and our advertising campaign is designed to reinforce our various brands.

PURCHASING AND DISTRIBUTION

                  We purchase merchandise from approximately 700 vendors. In 2002, no vendor accounted for 10% or more of purchases. Management does not believe that the loss of any vendor would significantly impact us. While we have no material long-term contracts with our vendors, we believe that we have developed an excellent relationship with our vendors, which is supported by consistent purchasing practices.

                  We believe we obtain favorable buying opportunities relative to many of our competitors. We do not request cooperative advertising support from manufacturers, which reduces the manufacturers' costs of doing business with us and enables them to offer us lower prices. Further, we believe we obtain better discounts by entering into purchase arrangements that provide for limited return policies, although we always retain the right to return goods that are damaged upon receipt or determined to be improperly manufactured. Finally, volume purchasing of specifically planned quantities purchased well in advance of the season enables more efficient production runs by manufacturers who, in turn, generally pass some of the cost savings back to us.

                  We purchase a significant portion of our inventory through a direct sourcing program. In addition to finished product, we purchase fabric from mills and contract with certain factories for the assembly of the finished product to be sold in our U.S. and Canadian stores. Arrangements for fabric and assembly have been with both domestic and foreign mills and factories. During 2000, 2001 and 2002, product procured through the direct sourcing program represented approximately 28%, 28% and 27%, respectively, of total inventory purchases for stores operating in the U.S. We expect that purchases through the direct sourcing program will represent approximately 30% of total U.S. purchases in 2003. During 2000, 2001 and 2002, our manufacturing operations at Golden Brand provided 45%, 47% and 43%, respectively, of inventory purchases for Moores stores and 6%, 5% and 8% during 2000, 2001 and 2002, respectively, of inventory purchases for Men's Wearhouse stores.

                  To protect against currency exchange risks associated with certain firmly committed and certain other probable, but not firmly committed, inventory transactions denominated in a foreign currency (primarily the Euro), we enter into forward exchange contracts. In addition, many of the purchases from foreign vendors are financed by letters of credit.

                  We have entered into license agreements with a limited number of parties under which we are entitled to use designer labels such as "Gary Player(R)" and nationally recognized brand labels such as "Botany(R)" and "Botany 500(R)" in return for royalties paid to the licensor based on the costs of the relevant product. These license agreements generally limit the use of the individual label to products of a specific nature (such as men's suits, men's formal wear or men's shirts). The labels licensed under these agreements will continue to be used in connection with a portion of the purchases under the direct sourcing program described above, as well as purchases from other vendors. We monitor the performance of these licensed labels compared to their cost and may elect to selectively terminate any license, as provided in the respective agreement. We have also purchased several trademarks, including "Cricketeer(R)," "Joseph & Feiss(R)," "Baracuta(R)," and "Pronto Uomo(R)," which are used similarly to our licensed labels. Because of the continued consolidation in the men's tailored clothing industry, we may be presented with opportunities to acquire or license other designer or nationally recognized brand labels.

                  All merchandise for Men's Wearhouse stores is received into our central warehouse located in Houston, Texas. Merchandise for a store is picked and then moved to the appropriate staging area for shipping. In addition to the central distribution center in Houston, we have space within certain Men's Wearhouse stores or separate hub warehouse facilities in the majority of our markets, which function as redistribution facilities for their respective areas. Most purchased merchandise for Moores and K&G stores is direct shipped by vendors to the stores.

                  We lease and operate 29 long-haul tractors and 62 trailers, which, together with common carriers, are used to transport merchandise from the vendors to our distribution facilities and from the distribution facilities to Men's Wearhouse stores within each market. We also lease or own 80 smaller van-like trucks, which are used to deliver merchandise locally or within a given geographic region.

COMPETITION

                  We believe that the unit demand for men's tailored clothing has generally declined over the past decade. Our primary competitors include specialty men's clothing stores, traditional department stores, off-price retailers and manufacturer-owned and independently owned outlet stores. Over the past several years market conditions have resulted in consolidation of the industry. We believe that the principal competitive factors in the menswear market are merchandise assortment, quality, price, garment fit, merchandise presentation, store location and customer service.

                  We believe that strong vendor relationships, our direct sourcing program and our buying volumes and patterns are the principal factors enabling us to obtain quality merchandise at attractive prices. We believe that our vendors rely on our predictable payment record and history of honoring promises, including our promise not to advertise names of labeled and unlabeled designer merchandise when requested. Certain of our competitors (principally department stores) may be larger and may have substantially greater financial, marketing and other resources than we have and therefore may have certain competitive advantages.

                              DESCRIPTION OF NOTES

                  The notes were issued under an indenture dated October 21, 2003, between The Men's Wearhouse, Inc., as issuer, and JPMorgan Chase Bank, a New York state banking organization, as trustee. JPMorgan Chase Bank is also the paying agent, conversion agent and bid solicitation agent. The notes and the shares of common stock issuable upon conversion of the notes will be covered by a registration rights agreement. You may request a copy of the notes and the registration rights agreement from the trustee.

                  The following description is a summary of the material provisions of the notes, the indenture and the registration rights agreement. It does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the indenture, including the definitions of certain terms used in the indenture, and to all provisions of the registration rights agreement. Wherever particular provisions or defined terms of the indenture or form of note are referred to, these provisions or defined terms are incorporated in this prospectus by reference. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the notes.

                  As used in this "Description of Notes" section, references to "The Men's Wearhouse," "we," "our" or "us" refer solely to The Men's Wearhouse, Inc. and not to our subsidiaries, unless the context otherwise requires.

GENERAL

                  The notes are senior unsecured indebtedness of The Men's Wearhouse and rank on a parity with all of our other existing and future senior unsecured debt. The notes are convertible into common stock in the circumstances described under "-- Conversion Rights." This conversion right is subject to our right to deliver, in lieu of our common stock, cash or a combination of cash and common stock as described under "-- Conversion Procedures -- Payment Upon Conversion."

                  The notes are limited to $130,000,000 aggregate principal amount as the initial purchaser's option was fully exercised. The notes were issued only in denominations of $1,000 and multiples of $1,000. We use the term "note" in this prospectus to refer to each $1,000 principal amount of notes. The notes will mature on October 15, 2023 unless earlier converted, redeemed or repurchased.

                  Neither we nor any of our subsidiaries are subject to any financial covenants under the indenture. In addition, neither we nor any of our subsidiaries are restricted under the indenture from paying dividends, incurring debt or issuing or repurchasing our securities.

                  You are not afforded protection under the indenture in the event of a highly leveraged transaction or a change in control of The Men's Wearhouse except to the extent described below under "-- Purchase of Notes at a Holder's Option" and "-- Purchase of Notes at a Holder's Option Upon a Designated Event."

                  The notes bear interest at a rate of 3.125% per annum. Interest is calculated on the basis of a 360-day year consisting of twelve 30-day months and will accrue from October 21, 2003, or from the most recent date to which interest has been paid or duly provided for. We will pay contingent interest under certain circumstances as described under "-- Contingent Interest." We will pay interest, including contingent interest, if any, on October 15 and April 15 of each year, beginning April 15, 2004, to record holders at the close of business on the preceding October 1 and April 1, as the case may be.

                  The notes will be redeemable by us on or after October 20, 2006, but prior to October 20, 2008, in the circumstances described below under "-- Provisional Redemption" and by us at any time on or after October 20, 2008, as described in "-- Optional Redemption."

                  Holders may require us to purchase the notes on October 15, 2008, October 15, 2013, and October 15, 2018, as described under "-- Purchase of Notes at a Holder's Option," or at any time upon the occurrence of a designated event as described under "-- Purchase of Notes at a Holder's Option Upon a Designated Event."

                  Under the indenture governing the notes, we agreed, and by acceptance of a beneficial interest in a note, each holder of a note will be deemed to have agreed, to treat the notes as indebtedness for United States federal income tax purposes that is subject to the Treasury regulations governing contingent payment debt instruments. For United States federal income tax purposes, interest income on the notes will accrue at the rate of 8.0% per year, compounded semi-annually, which rate represents our determination of the yield at which we would have issued, as of the issue date, a comparable noncontingent, nonconvertible, fixed rate debt instrument with terms and conditions otherwise similar to the notes. A United States Holder will be required to accrue interest income on a constant yield to maturity basis at this rate (subject to certain adjustments), with the result that a United States Holder generally will recognize taxable income significantly in excess of interest payments received while the notes are outstanding. See "Material U.S. Federal Income Tax Considerations."

                  We will maintain an office in the Borough of Manhattan, the city of New York, where we will pay the principal and premium, if any, on the notes and you may present the notes for conversion, registration of transfer or exchange for other denominations, which shall initially be an office or agency of the trustee. We may pay interest by check mailed to your address as it appears in the note register, provided that if you are a holder with an aggregate principal amount in excess of $5 million you will be paid, at your written election, by wire transfer in immediately available funds.

                  However, payments to The Depository Trust Company, New York, New York, which we refer to as DTC, will be made by wire transfer of immediately available funds to the account of DTC or its nominee.

INTEREST

                  The notes will bear interest at an annual rate of 3.125% per year from October 21, 2003. We will pay interest semi-annually in arrears in cash on October 15 and April 15 of each year, beginning April 15, 2004, to the holders of record at 5:00 p.m., New York city time, on the preceding October 1 and April 1, respectively. Interest generally will be computed semi-annually on the basis of a 360-day year comprised of twelve 30-day months.

                  There are certain exceptions to the preceding sentence:

                  - In general, we will not pay accrued interest (including contingent interest) on any notes that are converted into our common stock. See "-- Conversion Rights." If a holder of notes converts after a record date for an interest payment but prior to the corresponding interest payment date, the holder on the record date will receive on that interest payment date accrued interest on those notes, notwithstanding the conversion of those notes prior to that interest payment date, because that holder will have been the holder of record on the corresponding record date. However, at the time that holder surrenders notes for conversion, the holder must pay to us an amount equal to the interest that has accrued and that will be paid on the related interest payment date. The preceding sentence does not apply, however, to a holder that converts notes that are called by us for redemption after a record date for an interest payment but prior to the corresponding interest payment date. Accordingly, if we elect to redeem notes on a date that is after a record date but prior to the corresponding interest payment date and a holder of notes chooses to convert those notes, the holder will not be required to pay us, at the time that holder surrenders those notes for conversion, the amount of interest it will receive on the interest payment date.

                  - We will pay interest to a person other than the holder of record on the record date if we elect to redeem the notes on a date that is after a record date but on or prior to the corresponding interest payment date. In this instance, we will pay accrued and unpaid interest, contingent interest and additional amounts, if any, on the notes being redeemed to, but not including, the redemption date to the same person to whom we will pay the principal of those notes.

                  - We will pay interest to a person other than the holder of record on the record date if, in connection with a designated event, we elect a designated event purchase date that is after a record date but on or prior to the corresponding interest payment date. In this instance, we will pay accrued and unpaid interest, contingent interest and additional amounts, if any, on the notes being purchased to, but not including, the designated event purchase date to the same person to whom we will pay the principal of those notes.

                  At maturity, interest on the definitive notes will be payable at the principal corporate trust office of the trustee presently located at 4 New York Plaza, Floor 15, New York, New York 10004.

                  We will also pay additional amounts of interest on the notes under certain circumstances described below under " -- Registration Rights" and " -- Contingent Interest."

                  Interest otherwise payable will cease to accrue on a note upon its maturity, conversion or purchase by us (including upon a designated event). Additional amounts may continue to accrue even after conversion if we fail to comply with certain obligations set forth under " -- Registration Rights."

                  Except as provided below, we will pay interest on:

                  -        global notes to DTC in immediately available funds;

                  - any definitive notes having an aggregate principal amount of $5 million or less by check mailed to the holders of those notes; and

                  - any definitive notes having an aggregate principal amount of more than $5 million by wire transfer in immediately available funds if requested in writing by the holders of those notes, otherwise by check mailed to the holders of these notes.

                  We will not be required to make any payment on the notes due on any day which is not a business day until the next succeeding business day. The payment made on the next business day will be treated as though it were paid on the original due date and no interest will be payable on the payment date for the additional period of time.

CONTINGENT INTEREST

                  Subject to the accrual and record date provisions described above, we will pay contingent interest to the holders of the notes during any six-month period from October 15 to April 14 and from April 15 to October 14, beginning with the six-month period commencing October 15, 2008, if the trading price of the notes for each of the five trading days ending on the second trading day immediately preceding the first day of the applicable six-month period equals or exceeds 120% of the principal amount of the notes.

                  The amount of contingent interest payable per note in respect of any six-month period in which contingent interest is payable will equal 0.25% per annum of the average trading price of $1,000 principal amount of notes during the five trading days ending on the second trading day immediately preceding the first day of the applicable six-month interest period.

                  A "trading day" means a day during which trading in securities generally occurs on the New York Stock Exchange or, if our common stock is not listed on the New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not listed on a U.S. national or regional securities exchange, on the Nasdaq National Market or, if our common stock is not reported by the Nasdaq National Market, on the principal other market on which our common stock is then traded.

                  The "trading price" of a note on any date of determination means the average of the secondary market bid quotations per note obtained by the bid solicitation agent for $5 million principal amount at maturity of notes at approximately 4:00 p.m., New York city time, on such determination date from three independent nationally recognized securities dealers we select, provided that if at least three such bids are not obtained by the bid solicitation agent, but two bids are obtained by the bid solicitation agent, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the bid solicitation agent, this one bid shall be used; provided, however, that if, in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the notes, then the trading price of a note will equal
(a) the then applicable conversion rate of a note multiplied by (b) the average closing sale price of our common stock on the five trading days ending on such determination date, appropriately adjusted.

                  The "conversion rate" is the number of shares of common stock into which each note is then convertible (assuming that the note was convertible as of such date).

                  The bid solicitation agent will initially be the trustee. We may change the bid solicitation agent, but the bid solicitation agent will not be our affiliate. The bid solicitation agent will solicit bids from securities dealers that are believed by us to be willing to bid for the notes.

                  Upon determination that note holders will be entitled to receive contingent interest during a relevant six-month period, we will issue a press release, publish such information on our website or through such other public medium as we may use at that time and notify the trustee.

                  The record date and payment date for contingent interest, if any, will be the same as the regular record date and payment date, respectively, for the semi-annual interest payments on the notes.

                  We may unilaterally increase the amount of contingent interest we may pay or pay interest or other amounts we are not obligated to pay, but we will have no obligation to do so.

RANKING

                  The notes are our general senior unsecured obligations, ranking on a parity in right of payment with all our existing and future unsecured senior indebtedness, and senior in right of payment with all our future subordinated indebtedness. The notes are effectively subordinated to any of our secured senior indebtedness to the extent of the assets securing such indebtedness and to the claims of all creditors of our subsidiaries.

                  In January 2003, we replaced our existing $125.0 million revolving credit facility which was scheduled to mature in February 2004 with a new revolving credit agreement with a group of banks (the "Credit Agreement") that provides for borrowing of up to $100.0 million through February 4, 2006 (with extensions for up to two years under certain conditions). Advances under the new Credit Agreement bear interest at a rate per annum equal to, at our option, the agent's prime rate or the reserve adjusted LIBOR rate plus a varying interest rate margin. The Credit Agreement also provides for fees applicable to unused commitments. In addition, in January 2003, we entered into a new credit facility under which we borrowed Can$62.0 million (US$40.7 million). We used a portion of the net proceeds from the private placements of the notes to repay all of our existing indebtedness under the Canadian term credit facility.

                  The Credit Agreement contains certain restrictive and financial covenants, including the requirement to maintain a minimum level of net worth and certain financial ratios. The Credit Agreement also prohibits payment of cash dividends on our common stock. We are in compliance with the covenants in the Credit Agreement. We have pledged some or all of the stock of our subsidiaries to secure the Credit Agreement. Therefore, as noted above, the notes are effectively subordinated to the Credit Agreement to the extent of such pledged stock.

CONVERSION RIGHTS

         General

                  A holder may convert all or any portion of such holder's outstanding notes, subject to the conditions described below, initially at a conversion rate of 23.3187 shares of common stock per $1,000 principal amount of the notes. This reflects an initial conversion price of $42.88. The conversion rate, and thus the conversion price, is subject to adjustment as described below. A holder may convert notes only in denominations of $1,000 principal amount and integral multiples thereof.

                  A holder may surrender notes for conversion prior to the stated maturity only under the following circumstances:

                  - during any conversion period commencing after October 21, 2003, and only during such conversion period, if on each of at least 20 trading days in the period of 30 consecutive trading days ending on the first trading day of the conversion period, the closing sale price of our common stock exceeds 120% of the conversion price in effect on that 30th trading day of such period; a "conversion period" will be the period from and including the third Friday (or, if that day is not a trading day, then the next trading day) in a fiscal quarter to, but not including, the third Friday (or, if that day is not a trading day, then the next trading day) in the immediately following fiscal quarter;

                  -        if we have called those notes for redemption; or

                  - upon the occurrence of the specified corporate transactions discussed below.

                  Upon conversion, we will have the right to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock, as described below under "-- Conversion Procedures -- Payment Upon Conversion." For a discussion of the U.S. federal income tax consequences of conversion to a holder, see "Material U.S. Federal Income Tax Considerations."

                  The conversion agent will, on our behalf, determine if the notes are convertible and notify the trustee and us accordingly. If a holder has exercised its right to require us to purchase its notes as described under "-- Purchase of Notes at a Holder's Option Upon a Designated Event," the holder may convert its notes only if it withdraws its designated event purchase notice prior to 5:00 p.m., New York city time, on the business day immediately preceding the applicable purchase date.

                  We will not issue fractional shares of our common stock upon the conversion of the notes. Instead, we will pay the cash value of such fractional shares based upon the closing sale price of our common stock on the trading day immediately prior to the conversion date.

         Conversion Upon Satisfaction of Common Stock Price Condition

                  A holder will have the right to convert any of its notes during any conversion period commencing after October 21, 2003, and only during such conversion period, if the closing sale price of our common stock on each of at least 20 trading days in the 30 consecutive trading day period ending on the first trading day of the conversion period is greater than or equal to 120% of the conversion price in effect on that 30th trading day of such period.

                  The initial conversion trigger price per share of our common stock is $51.46. The conversion trigger price reflects the initial conversion price per share of our common stock multiplied by 120%.

                  The "closing sale price" of any share of common stock on any date means the closing sale price of a share of common stock (or if no closing sale price is reported, the average of the bid and ask prices or, if there is more than one bid or ask price, the average of the average bid and the average ask prices) on that date as reported on a national securities exchange or, if the common stock is not listed on a national securities exchange, as reported by the Nasdaq National Market system. If our common stock is not listed for trading on a national securities exchange and not reported by the Nasdaq National Market on the relevant date, the "closing sale price" will be the last quoted bid for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization. If our common stock is not so quoted, the "closing sale price" will be the average of the midpoint of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

         Conversion Upon Notice of Redemption

                  A holder will have the right to convert any of its notes that we have called for redemption at any time prior to 5:00 p.m., New York city time, on the day that is two business days prior to the redemption date, even if the notes are not otherwise convertible at such time. If a holder already has delivered a designated event purchase notice with respect to a note, however, the holder may not surrender that note for conversion until the holder has withdrawn the notice in accordance with the indenture.

         Conversion Upon Specified Corporate Transactions

                  A holder will have the right to convert any of its notes in the event:

                  - we distribute to all holders of our common stock certain rights or warrants entitling them to subscribe for or purchase, for a period expiring within 60 days, common stock at less than the closing sale price of the common stock on the business day immediately preceding the announcement of such distribution;

                  - we elect to distribute to all holders of our common stock, cash or other assets, debt securities or certain rights or warrants to purchase our securities, including the declaration of any cash dividends, payable quarterly or otherwise, which distribution has a per share value exceeding 5% of the closing sale price of the common stock on the business day immediately preceding the declaration date for the distribution; or

                  - a designated event (as defined under "-- Purchase of Notes at a Holder's Option Upon a Designated Event") occurs.

                  In any such event, a holder may convert any of its notes at any time after we notify holders of such event:

                  - in the case of a distribution, until the earlier of 5:00 p.m., New York city time, on the business day immediately preceding the ex-dividend date or the date of our announcement that the distribution will not take place; or

                  - in the case of a designated event, within 35 business days of the designated event notice.

                  We will notify holders at least 20 business days prior to the ex-dividend date for the distribution or within 20 business days following the occurrence of the designated event, as the case may be. In the case of a distribution, a holder of notes may not convert any of its notes if, as a holder of notes, the holder will otherwise participate in the distribution without conversion.

                  In addition, if we are party to a consolidation, merger or binding share exchange pursuant to which our common stock would be converted into cash, securities or other property, a holder may surrender notes for conversion at any time from and after the date which is 15 calendar days prior to date announced by us as the anticipated effective date of the transaction until 15 calendar days after the actual date of the transaction. If we are a party to a consolidation, merger or binding share exchange pursuant to which our common stock is converted into cash, securities or other property, then at the effective time of the transaction, the right to convert a note into common stock will be changed into a right to convert the notes into the kind and amount of cash, securities or other property which the holder would have received if the holder had converted such notes immediately prior to the transaction. If the transaction also constitutes a designated event, the holder can require us to purchase all or a portion of its notes as described under "-- Purchase of Notes at a Holder's Option Upon a Designated Event."

CONVERSION PROCEDURES

         General

                  We will not issue fractional shares of common stock upon conversion of the notes. Instead, we will pay the cash value of such fractional shares based upon the closing sale price of our common stock on the trading day immediately prior to the conversion date.

                  Except as provided in the next paragraph, upon conversion, we will not make any payment or other adjustment for accrued and unpaid interest, contingent interest and additional amounts, if any, on the notes.

                  If a holder converts after a record date for an interest payment but prior to the corresponding interest payment date, that holder will receive on the interest payment date interest, contingent interest and additional amounts, if any, accrued and unpaid on those notes, notwithstanding the conversion of notes prior to the interest payment date, assuming it was the holder of record on the corresponding record date. However, at the time the holder surrenders any notes for conversion, it must pay us an amount equal to the interest, contingent interest and additional amounts, if any, that has accrued and will be paid on the notes being converted on the interest payment date. The preceding sentence does not apply to notes that are converted after being called by us for redemption after a record date for an interest payment date but prior to the corresponding interest payment. If in such case prior to the redemption date a holder chooses to convert its notes, the holder will not be required to pay us at the time it surrenders its notes for conversion the amount of interest, contingent interest and additional amounts, if any, on the notes it would have received, but for the conversion, on the date that has been fixed for redemption.

                  Except as described under "-- Conversion Rate Adjustments," we will not make any payment or other adjustment for dividends on any common stock issued upon conversion of the notes.

                  A holder will not be required to pay any taxes or duties relating to the issuance or delivery of our common stock if that holder exercises its conversion rights, but it will be required to pay any tax or duty which may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than its own. Certificates representing shares of common stock will be issued or delivered only after all applicable taxes and duties, if any, payable by such holder have been paid.

         Procedures

                  To convert interests in a global note, a holder must deliver to DTC the appropriate instruction form for conversion pursuant to DTC's conversion program.

                  To convert a definitive note, a holder must:

                  - complete and manually sign the conversion notice on the back of the note (or a facsimile thereof);

                  - deliver the completed conversion notice and the note to be converted to the specified office of the conversion agent;

                  - if required by the conversion agent, furnish appropriate endorsements and transfer documents;

                  - pay all funds required, if any, relating to interest on the note to be converted to which it is not entitled; and

                  - pay all taxes or duties, if any, as described in the preceding paragraph.

                  The conversion date will be the date on which all of the foregoing requirements have been satisfied. The notes will be deemed to have been converted immediately prior to 5:00 p.m., New York city time, on the conversion date.

                  If we elect to settle in common stock only, a certificate for the number of full shares of common stock into which the notes are converted (and cash in lieu of fractional shares) will be delivered to such holder, assuming all of the other requirements have been satisfied by such holder, as soon as practicable after we issue our notification of our chosen method of settlement, which we must issue on the date that is three trading days following receipt of the conversion notice. If we elect to settle in cash or a combination of cash and common stock, the cash and, if applicable, a certificate for the number of full-shares of common stock into which the notes are converted (and cash in lieu of fractional shares) will be delivered to such holder, assuming all of the other requirements have been satisfied by such holder, on the 31st trading day following receipt of the conversion notice, unless the holder submits its conversion notice within 30 trading days prior to maturity.

                  In the event of a designated event, if a holder has submitted any or all of its notes for repurchase, a holder's conversion rights on the notes so subject to repurchase will expire at 5:00 p.m., New York city time, on the business day immediately preceding the repurchase date, unless we default in the payment of the repurchase price. If a holder has submitted any note for repurchase, such note may be converted only if a holder submits a notice of withdrawal, and if the note is a global note, complies with appropriate DTC procedures.

                  To the extent that we have a rights plan in effect upon conversion of the notes into common stock, a holder will receive, in addition to the common stock, the rights under the rights plan whether or not the rights have separated from the common stock at the time of applicable conversion, subject to limited exceptions. The Company does not currently have a rights plan.

         Payment Upon Conversion

                  In lieu of delivery of shares of our common stock, and pursuant to the procedures described below, we may elect to deliver to holders surrendering notes either cash, or a combination of cash and shares of our common stock.

                  On the first date the notes become convertible under the circumstances described above in "-- Conversion Rights," we will notify holders in writing of our method for settling the principal amount of the notes upon conversion ("principal conversion settlement election"). This notification, once provided to holders on the date the notes first become convertible, regardless of any holder's decision to convert, is irrevocable and legally binding with regard to any conversion of the notes. As such, the conversion settlement election made on the first date the notes become convertible remains in force if the notes cease to be convertible but subsequently become convertible again.

                  Until the notes are surrendered for conversion, we will not be required to notify holders of our method for settling the excess amount ("excess amount") of our conversion obligation relating to the amount of the conversion value (the product of the closing sale price for our common stock on a given day multiplied by the then current conversion rate) above the principal amount, if any ("excess conversion obligation").

                  Conversion On or Prior to 31 Trading Days Prior to Maturity. If we receive a holder's conversion notice on or prior to the day that is 31 trading days prior to the stated maturity of the notes (the "final notice date"), the following procedures will apply:

                  Settlement of our conversion obligation relating to the principal amount of the notes will be according to the principal conversion settlement election we will have already made.

                  - We will notify the holder through the trustee, at any time on the date that is three trading days following receipt of the holder's conversion notice (the "settlement notice period"), of the method we choose to settle the excess conversion obligation, as applicable. Specifically we will indicate whether settlement of the excess conversion obligation will be 100% in common stock, 100% in cash or in a combination of cash and common stock. If we elect to settle the excess conversion obligation in a combination of cash and common stock, we will specify the percentage of each obligation to be settled in cash. We will treat all holders converting on the same trading day in the same manner. We will not, however, have any obligation to settle the excess conversion obligation arising on different trading days in the same manner. That is, we may choose on one trading day to settle in common stock only and choose on another trading day to settle in cash or a combination of common stock and cash.

                  - Settlement of 100% in common stock of our conversion obligation with respect to the principal amount of the notes and the excess conversion obligation, will occur as soon as practicable after we notify the holders that we have chosen this method of settlement. Settlement of any portion of our conversion obligation, including the principal amount and/or excess amount, in cash or in a combination of common stock and cash will occur on the third trading day following the final trading day of the 20 trading day period beginning on the final trading day following the settlement notice period (the "cash settlement averaging period").

                  -        Settlement amounts will be computed as follows:

                           1. If we elect to satisfy our entire conversion
                  obligation, including principal amount and excess amount, in shares of common stock (other than with respect to fractional shares), we will deliver to a holder a number of shares of common stock, for each $1,000 original principal amount of notes, equal to the applicable conversion rate.

                           2. If we elect to satisfy our entire conversion
                  obligation in cash, including principal amount and excess amount, we will deliver to a holder, for each $1,000 original principal amount of notes, cash in an amount equal to the product of (i) the applicable conversion rate multiplied by
                  (ii) the average closing sale price of our common stock during the cash settlement averaging period.

                           3. If we elect to satisfy our conversion obligation,
                  including principal amount and excess amount, in a combination of cash and stock, we will deliver to a holder, for each $1,000 original principal amount of notes:

                           (a) a cash amount ("cash amount") (excluding any cash
                  in lieu of fraction shares) equal to the sum of:

                           - the product of (i) $1,000 multiplied by (ii) the percentage of such principal amount of a note to be satisfied in cash; plus

                           - if greater than zero, the product of (i) the amount of cash that would be paid pursuant to paragraph number 2 above minus the aggregate principal amount of the notes surrendered for conversion, multiplied by
                                    (ii) the percentage of the excess amount to be satisfied in cash;

                  and

                           (b) a number of shares of common stock equal to the
                  difference between:

                           - the number of shares that would be issued pursuant to paragraph number 1 above; minus

                           - the number of shares equal to the quotient of (i) the cash amount divided by (ii) the average closing sale price of our common stock during the cash settlement averaging period.

                  Conversion During 30 Trading Days Prior to Maturity. If we receive a holder's conversion notice after the "final notice date", the following procedure will apply:

                  - Settlement of our conversion obligation relating to the principal amount of the notes will be according to the principal conversion settlement election we will have already made.

                  - We will notify the holder through the trustee of the method we choose to settle the excess conversion obligation in the same manner as set forth above under "-- Conversion On or Prior to 31 Trading Days Prior to Maturity," except that we will settle all of our conversion obligations arising during the 30 trading day period prior to maturity in the same manner.

                  - Settlement of 100% in common stock of our conversion obligation of the principal amount and the excess amount will occur as soon as practicable after we notify the holder that we have chosen this method of settlement. Settlement of any portion of the conversion obligation, including any portion of the principal amount or the excess amount, in cash or in a combination of common stock and cash will occur on the third trading day following the final trading day of the cash settlement averaging period described in the next bullet point.

                  - The settlement amount will be computed in the same manner as set forth above under "-- Conversion On or Prior to 31 Trading Day Prior to Maturity," except that the "cash settlement averaging period" will be the 20 trading day period beginning on the date that is the 23rd trading day prior to the maturity date.

         Conversion Rate Adjustments

                  We will adjust the conversion rate if any of the following events occur:

                  1. we issue shares of common stock as a dividend or distribution to all or substantially all holders of our common stock;

                  2. we subdivide, combine or reclassify our common stock;

                  3. we issue to all or substantially all holders of our common stock certain rights or warrants to purchase our common stock, or securities convertible into or exchangeable or exercisable for our common stock, for a period expiring within 60 days at less than the closing sale price of our common stock on the business day immediately preceding the date of the announcement of such issuance, provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to the expiration;

                  4. we distribute to all or substantially all holders of our common stock shares of our capital stock (other than common stock) or evidences of our indebtedness or assets, including securities, but excluding:

                  -        dividends or distributions listed in (1) above;

                  -        rights or warrants listed in (3) above;

                  - dividends and distributions in connection with reclassification, change, consolidation, merger, combination, sale or convergence resulting in a change in the conversion consideration pursuant to the next succeeding paragraph; and

                  -        cash distributions listed in (6) below;

                  5. we distribute shares of capital stock of one of our subsidiaries, with such adjustment, if any, based on the market value of the subsidiary stock so distributed relative to the market value of our common stock, in each case over a measurement period following the distribution;

                  6. we distribute to all or substantially all holders of our common stock,

                           (a) on or prior to October 15, 2008, any cash,
                  including quarterly cash dividends; or

                           (b) after October 15, 2008, cash, to the extent that
                  the aggregate cash dividends per share of our common stock in any twelve month period exceeds the greater of:

                           - the annualized amount per share of our common stock of the immediately preceding quarterly cash dividend on such common stock to the extent that the preceding quarterly dividend did not require an adjustment of the conversion rate pursuant to this clause, as adjusted to reflect subdivisions or combinations of our common stock; and

                           - 5% of the average of the closing sale price of our common stock during the ten trading days immediately prior to the declaration of the dividend;

                           provided, that if an adjustment is required to be
                  made under this clause (b) as a result of a distribution that is a quarterly dividend, the adjustment would be based on the amount by which the distribution exceeds the amount of the quarterly cash dividend permitted to be excluded pursuant to this clause (b); or

                  7. we or one of our subsidiaries make purchases of our common stock pursuant to a tender offer or exchange offer for our common stock.

                  In the event of any:

                  -        reclassification or change of our common stock;

                  - consolidation, merger or binding share exchange involving us; or

                  - sale or conveyance to another person or entity of all or substantially all of our property or assets;

                  in which holders of common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, upon conversion of a noteholder's notes, such noteholder will be entitled to receive the same type of consideration which such noteholder would have been entitled to receive if such noteholder had converted the notes into our common stock immediately prior to any of these events.

                  A holder of notes may, in certain circumstances, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion price. See "Material U.S. Federal Income Tax Considerations -- Tax Consequences to United States Holders -- Constructive Dividends."

                  To the extent permitted by law, we may, from time to time, increase the conversion rate for a period of at least 20 days if our board of directors determines that this increase would be in our best interests. Any such determination by our board will be conclusive. We would give holders at least 15 days' notice of any increase in the conversion rate. In addition, we may increase the conversion rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of common stock resulting from any distribution of common stock or similar event. We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least one percent in the conversion rate. However, we will carry forward any adjustments that are less than one percent of the conversion rate. Except as described above in this section, we will not adjust the conversion rate for any issuance of our common stock or convertible, exchangeable or exercisable securities or rights to purchase our common stock or convertible, exchangeable or exercisable securities.

PAYMENT AT MATURITY

                  At the maturity date, each holder of $1,000 principal amount of the notes shall be entitled to receive $1,000, and accrued and unpaid interest, contingent interest and additional amounts, if any, in cash to, but not including, the maturity date.

SINKING FUND

                  No sinking fund is provided for the notes.

PROVISIONAL REDEMPTION

                  On or after October 20, 2006 but prior to October 20, 2008, we may, at our option and subject to conditions, redeem for cash, in whole or in part, the notes at any time at a redemption price equal to 100% of the principal amount of notes to be redeemed, plus accrued and unpaid interest and additional amounts, if any, to but excluding the redemption date. We may exercise this provisional redemption right only if, on each of at least 20 trading days within any period of 30 consecutive trading days ending on or after October 20, 2006 but prior to October 20, 2008, the closing sale price of our common stock exceeds 140% of the conversion price of the notes on the 30th trading day of such period. We will provide not less than 20 nor more than 60 days' notice mailed to each holder of the notes to be redeemed. If the redemption notice is given and the funds deposited as required, then interest will cease to accrue on and after the redemption date on the notes or portions of such notes called for redemption.

OPTIONAL REDEMPTION

                  On or after October 20, 2008, we may redeem for cash all or a portion of the notes at any time for a price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest, contingent interest and additional amounts, if any, to but excluding the redemption date. We will provide not less than 20 nor more than 60 days' notice mailed to each holder of the notes to be redeemed. If the redemption notice is given and funds deposited as required, then interest will cease to accrue on and after the redemption date on the notes or portions of such notes called for redemption.

PARTIAL REDEMPTION

                  If we decide to redeem fewer than all of the outstanding notes (pursuant to either a provisional or optional redemption), the trustee will select the notes to be redeemed by lot, or on a pro rata basis or by another method the trustee considers fair and appropriate.

                  If the trustee selects a portion of a holder's notes for partial redemption and such holder converts a portion of its notes, the converted portion will be deemed to be from the portion selected for redemption.

PURCHASE OF NOTES AT A HOLDER'S OPTION

                  Holders have the right to require us to purchase all or a portion of their notes for cash on October 15, 2008, October 15, 2013 and October 15, 2018 (each, a "purchase date"). Any note purchased by us on a purchase date will be paid for in cash. We will be required to purchase any outstanding notes for which a holder delivers a written purchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the relevant purchase date until the close of business on the fifth business day prior to the purchase date. If the purchase notice is given and withdrawn during such period, we will not be obligated to purchase the related notes. Also, as described in the "Risk Factors" section of this prospectus under the caption "We may be unable to repay or purchase the principal amount of the notes," we may not have funds sufficient to purchase notes when we are required to do so.

                  The purchase price payable will be equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest, contingent interest and additional amounts, if any, to, but excluding, the purchase date.

                  On or before the 20th business day prior to each purchase date, we will provide to the trustee, the paying agent and to all holders of the notes at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, a notice stating, among other things:

                  -        the purchase price;

                  - the name and address of the paying agent and the conversion agent; and

                  - the procedures that holders must follow to require us to purchase their notes.

                  Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in the city of New York or publish the information on our web site or through such other public medium as we may use at that time.

                  A notice electing to require us to purchase a holder's notes must state:

                  -        the relevant purchase date;

                  - if certificated notes have been issued, the certificate numbers of the notes;

                  - the portion of the principal amount of notes to be purchased, in integral multiples of $1,000; and

                  - that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

                  If the notes are not in certificated form, a holder's notice must comply with appropriate DTC procedures.

                  No notes may be purchased at the option of holders if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the purchase price of the notes.

                  A holder may withdraw any purchase notice in whole or in part by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the purchase date. The notice of withdrawal must state:

                  -        the principal amount of the withdrawn notes;

                  - if certificated notes have been issued, the certificate numbers of the withdrawn notes; and

                  - the principal amount, if any, which remains subject to the purchase notice.

                  If the notes are not in certificated form, a holder's notice must comply with appropriate DTC procedures.

                  A holder must either effect book-entry transfer or deliver the notes, together with necessary endorsements, to the office of the paying agent after delivery of the purchase notice to receive payment of the purchase price. A holder will receive payment promptly following the later of the purchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money sufficient to pay the purchase price of the notes on the business day following the purchase date, then:

                  - the notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent); and

                  - all other rights of the holder will terminate (other than the right to receive the purchase price upon delivery or transfer of the notes).

PURCHASE OF NOTES AT A HOLDER'S OPTION UPON A DESIGNATED EVENT

                  In the event of a designated event, a holder will have the right to require us to purchase for cash all or any part of the notes after the occurrence of a designated event at a purchase price equal to 100% of the principal amount at issuance plus accrued and unpaid interest, contingent interest and additional amounts, if any, up to, but excluding, the designated event purchase date. Notes submitted for purchase must be $1,000 or an integral multiple thereof.

                  On or before the 20th calendar day after the occurrence of a designated event, we will provide to all holders of the notes and the trustee and paying agent a notice of the occurrence of the designated event and of the resulting purchase right. Such notice shall state, among other things, the procedures that holders must follow to require us to purchase the notes and the date of the designated event.

                  Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in the city of New York or publish the information on our website or through such other public medium as we may use at that time.

                  To exercise the purchase right, a holder must deliver, on or before the 30th business day after the date of our notice of a designated event, subject to extension to comply with applicable law, the notes to be purchased, duly endorsed for transfer, together with a written purchase notice and the form entitled "Form of Designated Event Purchase Notice" on the reverse side of the notes duly completed, to the paying agent. The purchase notice must state:

                  - if certificated notes have been issued, the certificate numbers of the notes;

                  - the portion of the principal amount of notes to be purchased, in integral multiples of $1,000; and

                  - that the notes are to be purchased by us pursuant to the applicable provisions of the notes and the indenture.

                  If the notes are not in certificated form, a holder's notice must comply with appropriate DTC procedures.

                  A holder may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the designated event purchase date. The notice of withdrawal shall state:

                  -        the principal amount of the withdrawn notes;

                  - if certificated notes have been issued, the certificate numbers of the withdrawn notes; and

                  - the principal amount, if any, which remains subject to the purchase notice.

                  We will be required to purchase the notes no later than 35 business days after the date of our notice of the occurrence of the relevant designated event subject to extension to comply with applicable law. A holder will receive payment of the designated event purchase price promptly following the later of the designated event purchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds cash sufficient to pay the designated event purchase price of the notes on the business day following the designated event purchase date, then:

                  - the notes will cease to be outstanding and interest, contingent interest and additional amounts, if any, will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent); and

                  - all other rights of the holder will terminate (other than the right to receive the designated event purchase price and any previously accrued and unpaid interest, contingent interest and additional amounts, if any, upon delivery or transfer of the notes).

                  A designated event will be deemed to have occurred if any of the following occurs:

                  - any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 of the Exchange Act, except that a person shall be deemed to have beneficial ownership of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of our total outstanding voting stock;

                  - during any period of two consecutive years, individuals who at the beginning of such period constituted our board of directors (together with any new directors whose election to such board or whose nomination for election by our stockholders, was approved by a vote of at least 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of such board of directors then in office;

                  - we consolidate with or merge with or into any person or convey, transfer, sell, or otherwise dispose of or lease all or substantially all of our assets to any person, or any corporation consolidates with or merges into or with us, in any such event pursuant to a transaction in which our outstanding voting stock is changed into or exchanged for cash, securities or other property, other than any such transaction where our outstanding voting stock is not changed or exchanged at all (except to the extent necessary to reflect a change in our jurisdiction of incorporation), or where (A) our outstanding voting stock is changed into or exchanged for (x) voting stock of the surviving corporation which is not "disqualified equity interests" or (y) cash, securities and other property (other than equity interests of the surviving corporation) and (B) no "person" or "group" owns immediately after such transaction, directly or indirectly, more than 50% of the total outstanding voting stock of the surviving corporations;

                  - we are liquidated or dissolved or adopt a plan of liquidation or dissolution other than in a transaction which complies with the provisions described under "-- Consolidation, Merger and Sale of Assets"; or

                  - our common stock ceases to be listed on the New York Stock Exchange or another established national securities exchange or automated over-the-counter trading market in the United States.

                  However, a designated event will not be deemed to have occurred if either:

                  (1) the closing sale price of our common stock for each of at least five trading days within:

                  - the period of ten consecutive trading days immediately after the later of the designated event or the public announcement of the designated event, in the case of a designated event resulting solely from a designated event under the first bullet point above; or

                  - the period of ten consecutive trading days immediately preceding the designated event, in the case of a designated event under the second, third and fourth bullet points above;

                  is at least equal to 105% of the quotient where the numerator is the principal amount and the denominator is the conversion rate in effect on each of those five trading days; or

                  (2) in the case of a merger or consolidation, at least 95% of the consideration, excluding cash payments for fractional shares, in the merger or consolidation constituting the designated event, consists of common stock traded on a United States national securities exchange or quoted on the Nasdaq National Market system (or which will be so traded or quoted when issued or exchanged in connection with such designated event) and as a result of such transaction or transactions the notes become convertible solely into such common stock.

                  For purposes of this designated event definition, "voting stock" means stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

                  The definition of designated event includes a phrase relating to the conveyance, transfer, sale, lease or other disposition of "all or substantially all" of our assets. There is no precise, established definition of the phrase "substantially all" under New York law, which governs the indenture and the notes, or under the laws of Texas, our state of incorporation. Accordingly, a holder's ability to require us to repurchase its notes as a result of a conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

                  Pursuant to the indenture, we will:

                  - comply with the provisions of Rule 13e-4 and Rule 14e-1, if applicable, under the Exchange Act;

                  -        file a Schedule TO or any successor or similar
                           schedule if required under the Exchange Act; and

                  - otherwise comply with all federal and state securities laws in connection with any offer by us to purchase the notes upon a designated event.

                  This designated event purchase feature may make more difficult or discourage a takeover of us and the removal of incumbent management. However, we are not aware of any specific effort to accumulate shares of our capital stock with the intent to obtain control of us by means of a merger, tender offer, solicitation or otherwise. In addition, the designated event purchase feature is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the designated event purchase feature is a result of negotiations between us and the initial purchasers.

                  We could, in the future, enter into certain transactions, including recapitalizations, that would not constitute a designated event but would increase the amount of debt outstanding or otherwise adversely affect a holder. Neither we nor our subsidiaries are prohibited under the indenture from incurring additional debt. The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, including the notes.

                  If a designated event were to occur, we may not have sufficient funds to pay the designated event purchase price for the notes tendered by holders. In addition, we currently have outstanding indebtedness and we may in the future incur debt that has similar designated event provisions that permit holders of this debt to accelerate or require us to purchase this debt upon the occurrence of events similar to a designated event. Our failure to repurchase the notes upon a designated event will result in an event of default under the indenture.

CONSOLIDATION, MERGER AND SALES OF ASSETS

                  The indenture provides that we may not consolidate with or merge into any other person or convey, transfer, sell, lease or otherwise dispose of all or substantially all of our properties and assets to another person unless, among other things:

                  - the resulting, surviving or transferee person is organized and existing under the laws of the United States, any state thereof or the District of Columbia;

                  - such person assumes all of our obligations under the notes and the indenture under a supplemental indenture in a form reasonably satisfactory to the trustee;

                  - we or such successor is not then or immediately thereafter in default under the indenture; and

                  - if a supplemental indenture is to be executed in connection with such consolidation, merger or disposition, we have delivered to the trustee an officers' certificate and an opinion of counsel with respect thereto as provided for in the indenture.

                  Upon any such consolidation, merger or disposition in accordance with the foregoing, the successor corporation formed by such consolidation or share exchange or into which we are merged or which such person formed by such consolidation or share exchange or to which such conveyance, sale, lease, transfer or other disposition is made will succeed to, and be substituted for, and may exercise our right and power, under the indenture with the same effect as if such successor had been named as us in the indenture, and thereafter (except in the case of a sale, transfer, lease, conveyance or other disposition) the predecessor corporation will be relieved of all further obligations and covenants under the indenture and the notes.

EVENTS OF DEFAULT

                  Each of the following constitutes an event of default under the indenture:

                  - our failure to pay principal amount of the notes when due and payable, whether at maturity or upon acceleration;

                  - our failure to pay any accrued unpaid interest, contingent interest and additional amounts on the notes, if any, when due and payable, and continuance of such default for a period of 30 days;

                  - our failure to convert notes upon exercise of a holder's conversion right in accordance with the terms of the indenture;

                  - our failure to redeem notes after we have exercised either our provisional or optional redemption option;

                  - our failure to purchase all or any part of the notes in accordance with the provisions of " -- Purchase of Notes at a Holder's Option" or " -- Purchase of Notes at a Holder's Option Upon a Designated Event";

                  - our failure to provide notice in the event of a designated event;

                  - our failure to perform or observe any other term, covenant or agreement contained in the notes or the indenture for a period of 30 days after written notice of such failure, provided that such notice requiring us to remedy the same shall have been given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding;

                  - our default under any credit agreement, mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness of us or any of our subsidiaries for money borrowed whether such indebtedness now exists, or is created after the date of the indenture, which default:

                  1. involves the failure to pay the principal of or any premium or interest on such indebtedness when such indebtedness becomes due and payable at the stated maturity thereof, and such default continues after any applicable grace period, or

                  2. results in the acceleration of such indebtedness prior to its stated maturity, and in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness so unpaid at its stated maturity or the stated maturity of which has been so accelerated, aggregates $10 million or more;

                  - there is a failure by us or any of our subsidiaries to pay final judgments not covered by insurance aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; and

                  - certain events of bankruptcy, insolvency, liquidation or similar reorganization with respect to us or any of our significant subsidiaries.

                  The indenture provides that the trustee shall, within 90 days of the occurrence of a default known to the trustee (or within 15 days after it is known to the trustee, if later), give to the registered holders of the notes notice of all uncured defaults known to it, but the trustee shall be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such registered holders, except in the case of a default under the first, second, fourth or fifth bullets above.

                  If certain events of default specified in the last bullet point above shall occur with respect to us and be continuing, then automatically the principal amount of the notes plus accrued and unpaid interest, contingent interest and additional amounts, if any, through such date shall become immediately due and payable. If any other event of default shall occur and be continuing (the default not having been cured or waived as provided under " -- Modification and Waiver" below), the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding may declare the notes due and payable at the principal amount of the notes plus accrued and unpaid interest, contingent interest and additional amounts, if any, and thereupon the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of notes by appropriate judicial proceedings. Such declaration accelerating the notes and the amounts due thereunder may be rescinded or annulled with the written consent of the holders of a majority in aggregate principal amount of the notes then outstanding upon the conditions provided in the indenture.

                  The indenture contains a provision entitling the trustee, subject to the duty of the trustee during default to act with the required standard of care, to be indemnified by the holders of notes before proceeding to exercise any right or power under the indenture at the request of such holders. The indenture provides that the holders of a majority in aggregate principal amount of the notes then outstanding, through their written consent, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee.

                  Except with respect to a default in the payment of the principal of, premium, if any, or any accrued and unpaid interest, contingent interest and additional amounts, if any, on any note, redemption price or designated event purchase price of any note, or in respect of a failure to convert any note into common stock as required, or in respect of a covenant or provision which under the indenture cannot be modified or amended without the consent of the holder of each note outstanding, the holders of not less than a majority in aggregate principal amount of the notes outstanding may on behalf of the holders of all the notes waive any past default under the indenture and rescind any acceleration with respect to the notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing events of default, other than the nonpayment of the principal of and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived.

                  We will be required to furnish annually to the trustee a statement as to the fulfillment of our obligations under the indenture and as to any default in the performance of such obligations.

MODIFICATION AND WAIVER

         Changes Requiring Approval of Each Affected Holder

                  The indenture (including the terms and conditions of the notes) cannot be modified or amended without the written consent or the affirmative vote of the holder of each note affected by such change (in addition to the written consent or the affirmative vote of the holders of at least a majority in aggregate principal amount of the notes at the time outstanding) to:

         - change the maturity of any note or the payment date of any installment of interest, contingent interest or additional amounts, if any, payable on any notes;

         - reduce the principal amount, redemption price or purchase price of, or interest, contingent interest, or additional amounts, if any, on, any note;

         - change the currency of payment of principal, redemption price or purchase price of, or interest, contingent interest or additional amounts, if any, on, any note;

         - impair or adversely effect the manner of calculation or rate of accrual of interest or additional amounts, if any, on any note;

         - impair the right to institute suit for the enforcement of any payment on or with respect to, or conversion of, any note;

         - modify our obligation to maintain a paying agent in the city of New York;

         - impair or adversely affect the conversion rights or purchase rights of any holders of notes;

         - modify the redemption provisions of the indenture in a manner adverse to the holders of notes;

         - reduce the percentage in aggregate principal amount of notes outstanding necessary to modify or amend the indenture; or

         - reduce the percentage in aggregate principal amount of notes outstanding necessary to waive past defaults.

         Changes Requiring Majority Approval

                  The indenture (including the terms and conditions of the notes) may be modified or amended, subject to the provisions described above, with the written consent of the holders of at least a majority in aggregate principal amount of the notes at the time outstanding.

         Changes Requiring No Approval

                  The indenture (including the terms and conditions of the notes) may be modified or amended by us and the trustee, without the consent of the holder of any note, to, among other things:

                  - add to our covenants for the benefit of the holders of notes;

                  -        surrender any right or power conferred upon us;

                  - provide for conversion rights of holders of notes if any reclassification or change of our common stock or any consolidation, merger or sale of all or substantially all of our assets occurs;

                  - provide for the assumption of our obligations to the holders of notes in the case of a merger, consolidation, conveyance, transfer, sale, lease or other disposition;

                  - increase the conversion rate, provided that the increase will not adversely affect the interests of the holders of notes;

                  - comply with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended;

                  - make any changes or modifications necessary in connection with the registration of the notes under the Securities Act as contemplated in the registration rights agreement; provided that such change or modification does not, in the good faith opinion of our board of directors, adversely affect the interests of the holders of notes in any material respect;

                  - cure any ambiguity or correct or supplement any inconsistent or otherwise defective provision contained in the indenture or make any other provision with respect to matters or questions arising under the indenture which we may deem necessary or desirable and which shall not be inconsistent with provisions of the indenture; provided that such modification or amendment does not, in the good faith opinion of our board of directors, adversely affect the interests of the holders of notes in any material respect;

                  - to evidence the succession of another person to us or any other obligor upon the notes, and the assumption by any such successor of the covenant of us or such other obligor under the indenture and in the notes, in each case in compliance with the provisions of the indenture;

                  - to evidence and provide the acceptance of the appointment of a successor trustee under the indenture; or

                  - add or modify any other provisions with respect to matters or questions arising under the indenture which we and the trustee may deem necessary or desirable and which will not adversely affect the interests of the holders of notes.

                  The holders of a majority in aggregate principal amount of the notes outstanding may waive compliance with certain provisions of the indenture relating to the notes, unless (1) we fail to pay principal or interest, contingent interest and any other additional amounts, if any, or on any note when due, (2) we fail to convert any note into common stock as required by the indenture, or (3) we fail to comply with any of the provisions of the indenture that would require the consent of the holder of each outstanding note.

                  Any notes held by us or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with us shall be disregarded (from both the numerator and denominator) for purposes of determining whether the holders of a majority in principal amount of the outstanding notes have consented to a modification, amendment or waiver of the terms of the indenture.

REGISTRATION RIGHTS

                  We and the initial purchasers entered into a registration rights agreement for the benefit of the holders of the notes. Pursuant to the registration rights agreement, we will, at our expense use our reasonable best efforts to keep the shelf registration statement of which this prospectus is a part effective until the earliest of:

                  - two years after the last date of original issuance of any of the notes;

                  - the date on which the holders of the notes and common stock issuable upon conversion of the notes are able to sell all such securities immediately without restriction in accordance with provisions of Rule 144(k) under the Securities Act;

                  - the date when all of the notes and common stock issuable upon conversion of the notes of those holders that complete and deliver the selling security holder election and questionnaire described below are registered under the shelf registration statement of which this prospectus is a part and disposed of in accordance with such shelf registration statement; and

                  - the date when all of the notes and common stock issuable upon conversion of the notes have ceased to be outstanding (whether as a result of repurchase and cancellation, conversion or otherwise).

                  We have filed the registration statement of which this prospectus is a part to meet our obligations under the registration rights agreement. We delivered a notice and questionnaire to each holder on October 30, 2003, which was to be completed and delivered by each holder interested in selling their notes and conversion shares pursuant to the initial registration statement of which this prospectus is a part. In order to sell the notes and conversion shares upon effectiveness of the initial registration statement, of which this prospectus is a part, a holder must have completed and delivered the questionnaire to us by the 20th day after receipt of the questionnaire. We agreed in the registration rights agreement to give notice to all holders of the filing and effectiveness of the registration statement.

                  After effectiveness of the initial shelf registration statement, of which this prospectus is a part, upon our receipt of a completed and signed election and questionnaire from a holder, we will prepare and file
(a) a prospectus supplement as soon as practicable or (b) if required, a post-effective amendment to the shelf registration statement, of which this prospectus is a part, or an additional shelf registration statement as soon as reasonably practicable after the end of each fiscal quarter. Accordingly, each holder that submits a completed and signed election and questionnaire after the initial deadline may be named as a selling security holder in the registration statement of which this prospectus is a part and may deliver a prospectus in connection with the resale of such holder's notes or common stock issued upon conversion of the notes. If a holder does not complete and deliver a questionnaire or provide the additional information we may reasonably request as a result of an SEC request or requirement, such holder will not be named as a selling security holder in the prospectus and will not be permitted to sell its notes and conversion shares pursuant to the registration statement.

                  We cannot assure the holders of the notes that we will be able to maintain an effective and current registration statement as required. The absence of such a registration statement may limit the holder's ability to sell such notes and/or shares of common stock issuable upon conversion of such notes or adversely affect the price at which such securities can be sold.

                  We will:

                  - provide to each holder for whom a shelf registration statement was filed copies of the prospectus that is a part of such shelf registration statement;

                  - notify each such holder when a shelf registration statement has become effective; and

                  - take certain other actions as are required to permit unrestricted resales of the notes and common stock issuable upon conversion of the notes.

                  Each holder who sells securities pursuant to the shelf registration statement generally will be:

                  - required to be named as a selling security holder in the related prospectus;

                  -        required to deliver a prospectus to the purchaser;

                  - subject to certain of the civil liability provisions under the Securities Act in connection with the holder's sales; and

                  - bound by the provisions of the registration rights agreement that are applicable to the holder (including certain indemnification rights and obligations).

                  We may suspend the holders' use of the prospectus for a period not to exceed 30 calendar days (subject, in certain circumstances to an extension to 45 days) in any 90 calendar day period, and not to exceed an aggregate of 120 calendar days in any 360 calendar day period, if:

                  - the prospectus would, in our judgment, contain a material misstatement or omission as a result of an event that has occurred and is continuing; and

                  - we determine in good faith that the disclosure of this material non-public information would have a material adverse effect on us and our subsidiaries taken as a whole.

                  However, if the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede our ability to consummate such transaction, we may extend the suspension period from 30 calendar days to 45 calendar days. We need not specify the nature of the event giving rise to a suspension in any notice to holders of the notes of the existence of such a suspension.

                  Upon the resale of notes or common stock issued upon conversion of the notes, each selling security holder will be required to deliver a notice of such sale to the trustee and us. The notice will, among other things:

                  - identify the sale as a transfer pursuant to the shelf registration statement;

                  - certify that the prospectus delivery requirements, if any, of the Securities Act have been complied with; and

                  - certify that the selling security holder and the aggregate principal amount of the notes and/or number of shares of our common stock owned by such holder are identified in the related prospectus in accordance with the applicable rules and regulations under the Securities Act.

                  If:

                  - the initial shelf registration statement, of which this prospectus is a part, has not been declared effective by the SEC on or prior to 180 calendar days after October 21, 2003

                  - the shelf registration statement is filed and declared effective but thereafter ceases to be effective or usable in connection with resales of notes and common stock issuable upon conversion of the notes and we do not cause the shelf registration statement to become effective or usable within five business days by filing a post-effective amendment, prospectus supplement or report pursuant to the Exchange Act;

                  - if applicable, we do not terminate the suspension period by the 30th or 45th calendar day, as the case may be, or a suspension period exceeds an aggregate of 120 calendar days in any 360 calendar day period; or

                  - subsequent to the effectiveness of the initial registration statement, of which this prospectus is a part, we shall fail to comply with our obligation to name in the prospectus, as a selling security holder, a holder of notes and common stock issuable upon conversion of the notes who has returned a completed and signed election and questionnaire;

                  each such event referred to in the bullet points above being referred to as a "registration default," then additional interest will accrue on the notes from and including the calendar day following the registration default to but excluding the earlier of (1) the calendar day on which all registration defaults have been cured and (2) the date of the shelf registration statement is no longer required to be kept effective. Additional interest will be paid semi-annually in arrears, with the first semi-annual payment due on the first interest payment date following the date on which such additional interest begins to accrue, and will accrue on the notes at a rate per year equal to 0.25% for the first 90 calendar day period and to 0.50% thereafter of the principal amount of such notes. If a holder converts some or all of its notes into common stock during the occurrence of a registration default, the holder will not be entitled to receive additional interest on such common stock, but will receive 103% of the number of shares of our common stock the holder receives upon conversion (except to the extent we elect to deliver cash upon conversion). While holders of notes have the right to specifically enforce our registration obligations, we will have no other liability for monetary damages with respect to any of our registration obligations.

FORM, DENOMINATION AND REGISTRATION

         Denomination and Registration

                  The notes are issued in fully registered form, without coupons, in denominations of $1,000 principal amount and integral multiples thereof.

         Global Notes

                  Notes are evidenced by one or more global notes deposited with the trustee as custodian for DTC, and registered in the name of Cede & Co. as DTC's nominee.

                  Record ownership of the global notes may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee, except as set forth below. A holder may hold its interests in the global notes directly through DTC if such holder is a participant in DTC, or indirectly through organizations which are direct DTC participants if such holder is not a participant in DTC. Transfers between direct DTC participants will be effected in the ordinary way in accordance with DTC's rules and will be settled in same-day funds. Holders may also beneficially own interests in the global notes held by DTC through certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly.

                  So long as Cede & Co., as nominee of DTC, is the registered owner of the global notes, Cede & Co. for all purposes will be considered the sole holder of the global notes. Except as provided below, owners of beneficial interests in the global notes:

                  - will not be entitled to have certificates registered in their names;

                  - will not receive or be entitled to receive physical delivery of certificates in definitive form; and

                  -        will not be considered holders of the global notes.

                  The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability of an owner of a beneficial interest in a global security to transfer the beneficial interest in the global security to such persons may be limited.

                  We will wire, through the facilities of the trustee, payments of principal, accrued interest, contingent interest and additional amounts, if any, on the global notes to Cede & Co., the nominee of DTC, as the registered owner of the global notes. None of the Company, the trustee or any paying agent will have any responsibility or be liable for paying amounts due on the global notes to owners of beneficial interests in the global notes.

                  It is DTC's current practice, upon receipt of any payment of principal, accrued interest, contingent interest and additional amounts, if any, on the global notes, to credit participants' accounts on the payment date in amounts proportionate to their respective beneficial interests in the notes represented by the global notes, as shown on the records of DTC, unless DTC believes that it will not receive payment on the payment date. Payments by DTC participants to owners of beneficial interests in notes represented by the global notes held through DTC participants will be the responsibility of DTC participants, as is now the case with securities held for the accounts of customers registered in "street name."

                  If a holder would like to convert its notes pursuant to the terms of the notes, the holder should contact its broker or other direct or indirect DTC participant to obtain information on procedures, including proper forms and cut-off times, for submitting those requests.

                  Because DTC can only act on behalf of DTC participants, who in turn act on behalf of indirect DTC participants and other banks, a holder's ability to pledge its interest in the notes represented by global notes to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate.

                  DTC has advised us that it will take any action permitted to be taken by a holder of notes, including, without limitation, the presentation of notes for conversion as described below, only at the direction of one or more direct DTC participants to whose account with DTC interests in the global notes are credited and only for the principal amount of the notes for which directions have been given.

                  DTC has advised us that DTC is:

                  - a limited purpose trust company organized under the laws of the State of New York;

                  -        a member of the Federal Reserve System;

                  - a "clearing corporation" within the meaning of the Uniform Commercial Code; and

                  - a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

                  DTC was created to hold securities for DTC participants and to facilitate the clearance and settlement of securities transactions between DTC participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations, such as the initial purchasers of the notes. Certain DTC participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly.

                  Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global notes among DTC participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If (a) DTC is at any time unwilling or unable to continue as depositary or if at any time ceases to be a "clearing agency" registered under the Exchange Act and a successor depositary is not appointed by us within 90 days or (b) an event of default under the indenture occurs and is continuing and the registrar has received a request from DTC that the notes be issued in definitive registered form, we will cause notes to be issued in definitive registered form in exchange for the global notes. None of The Men's Wearhouse, the trustee or any of their respective agents will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to or payments made on account of beneficial ownership interests in global notes.

                  According to DTC, the foregoing information with respect to DTC has been provided to its participants and other members of the financial community for information purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

         Transfer and Exchange

                  A holder may transfer or exchange the notes in accordance with the indenture. No service charge will be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection therewith. We are not required to transfer or exchange any note in respect of which a designated event purchase notice has been given and not withdrawn by the holder thereof.

SATISFACTION AND DISCHARGE

                  We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding notes or by depositing with the paying agent or the conversion agent, as the case may be, after the notes have become due and payable, whether at maturity, any redemption date, any purchase date, or upon conversion or otherwise, cash or common stock (as applicable under the terms of the indenture) sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture. Such discharge is subject to terms contained in the indenture.

GOVERNING LAW

                  The indenture and the notes are governed by, and construed in accordance with, the laws of the State of New York.

TRUSTEE, TRANSFER AGENT AND REGISTRAR

                  JPMorgan Chase Bank, as trustee, has been appointed by us as paying agent, conversion agent, bid solicitation agent, registrar and custodian with regard to the notes. JPMorgan Chase Bank or its affiliates may from time to time in the future provide banking and other services to us in exchange for a fee.

                  American Stock Transfer & Trust Company is the transfer agent and registrar for our common stock.

CALCULATIONS IN RESPECT OF NOTES

                  We or our agents are responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determination of the market price of our common stock. We or our agents will make all these calculations in good faith and, absent manifest error, our and their calculations will be final and binding on holders of notes. We or our agents will provide a schedule of these calculations to the trustee, and the trustee is entitled to conclusively rely upon the accuracy of these calculations without independent verification.

REPURCHASE AND CANCELLATION OF NOTES

                  We may, to the extent permitted by law, repurchase notes in the open market or by tender offer at any price or by private agreement. Any notes purchased by us, to the extent permitted by law, may be reissued or resold or may, at our option, be surrendered to the trustee for cancellation. Any notes surrendered for cancellation may not be reissued or resold and will be promptly cancelled.

                  All notes surrendered for payment, redemption, registration of transfer or exchange or conversion shall, if surrendered to any person other than the trustee, be delivered to the trustee. All notes delivered to the trustee shall be cancelled promptly by the trustee. No notes shall be authenticated in exchange for any notes cancelled as provided in the indenture.

REPLACEMENT OF NOTES

                  We will replace mutilated, destroyed, stolen or lost notes at expense of the holder upon delivery to the trustee of the mutilated notes, or evidence of the loss, theft or destruction of the notes satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of such note before a replacement note will be issued.

                          DESCRIPTION OF CAPITAL STOCK

                  Our authorized capital stock consists of 100,000,000 shares of common stock, par value $.01 per share, and 2,000,000 shares of preferred stock, par value $.01 per share. As of December 12, 2003, there were 37,131,270 shares of our common stock outstanding.

COMMON STOCK

                  Holders of shares of Common Stock are entitled to one vote per share in the election of directors and on all other matters submitted to a vote of shareholders. Such holders do not have the right to cumulate their votes in the election of directors. Holders of Common Stock have no redemption or conversion rights and no preemptive or other rights to subscribe for securities of the Company. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share equally and ratably in all of the assets remaining, if any, after satisfaction of all debts and liabilities of the Company, and the preferential rights of any series of Preferred Stock then outstanding. The shares of Common Stock outstanding are fully paid and non-assessable.

                  Holders of Common Stock have an equal and ratable right to receive dividends, when, as and if declared by the board of directors out of funds legally available therefor and only after payment of, or provision for, full dividends on all outstanding shares of any series of Preferred Stock and after the Company has made provision for any required sinking or purchase funds for any series of Preferred Stock. Our Credit Agreement prohibits the payment of cash dividends on the Common Stock.

PREFERRED STOCK

                  The Preferred Stock may be issued, from time to time in one or more series, and the board of directors, without further approval of the shareholders, is authorized to fix the dividend rights and terms, redemption rights and terms, liquidation preferences, conversion rights, voting rights and sinking fund provisions applicable to each such series of Preferred Stock. If the Company issues a series of Preferred Stock in the future that has voting rights or preference over the Common Stock with respect to the payment of dividends and upon the Company's liquidation, dissolution or winding up, the rights of the holders of Common Stock offered hereby may be adversely affected.

                  The issuance of shares of Preferred Stock could be utilized, under certain circumstances, in an attempt to prevent an acquisition of the Company. We have no present intention to issue any shares of Preferred Stock.

LIMITATION OF DIRECTOR LIABILITY

                  The Restated Articles of Incorporation of the Company contain a provision that limits the liability of the Company's directors as permitted under Texas law. The provision eliminates the liability of a director to the Company or its shareholders for monetary damages for negligent or grossly negligent acts or omissions in the director's capacity as a director. The provision does not affect the liability of a director (i) for breach of his duty of loyalty to the Company or to its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for acts or omissions for which the liability of a director is expressly provided by an applicable statute, or (iv) in respect of any transaction from which a director received an improper personal benefit.

                  Pursuant to the Restated Articles of Incorporation, the liability of directors will be further limited or eliminated without action by shareholders if Texas law is amended to further limit or eliminate the personal liability of directors.

TRANSFER AGENT AND REGISTRAR

                  The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.

                 MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

                  The following discussion describes the material U.S. federal income tax considerations relevant to persons holding the notes and our common stock into which the notes may be converted. This discussion applies only to holders that:

                  - are initial holders who purchased the notes at the "issue price" (as defined below); and

                  - hold the notes and our common stock as capital assets.

                  This discussion does not describe all of the tax considerations that may be relevant to a subsequent purchaser of notes or to a holder in light of its particular circumstances or to holders subject to special rules, such as:

                  -        certain financial institutions;

                  -        insurance companies;

                  -        tax-exempt organizations;

                  -        dealers and certain traders in securities;

                  - persons holding the notes or our common stock as part of a "straddle", "hedge", "conversion" or similar transaction;

                  - United States Holders (as defined below) whose functional currency is not the U.S. dollar;

                  -        certain former citizens or residents of the United
                           States;

                  - partnerships or other entities classified as partnerships for U.S. federal income tax purposes; and

                  -        persons subject to the alternative minimum tax.

                  This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein, possibly with retroactive effect. This discussion does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction, or any possible applicability of the U.S. federal gift or estate tax laws.

                  THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY HOLDER. HOLDERS OF THE NOTES ARE URGED TO CONSULT THEIR TAX ADVISERS WITH REGARD TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

CLASSIFICATION OF THE NOTES

                  The notes will be treated as indebtedness for U.S. federal income tax purposes. Under the indenture governing the notes, we agreed, and by acceptance of a beneficial interest in a note, each holder of a note has been deemed to have agreed, to treat the notes as indebtedness for U.S. federal income tax purposes that is subject to the Treasury regulations governing contingent payment debt instruments (the "contingent payment debt regulations"). Pursuant to the terms of the indenture, we and every holder have agreed (in the absence of an administrative determination or judicial ruling to the contrary) to be bound by our application of the contingent payment debt regulations to the notes, including our determination of the projected payment schedule (as described below) and the rate at which interest will be deemed to accrue on the notes for U.S. federal income tax purposes.

                  The IRS has issued a ruling addressing the U.S. federal income tax classification and treatment of instruments similar, although not identical, to the notes, and concluded that the instruments addressed in that published guidance were subject to the contingent payment debt regulations. In addition, the IRS clarified various aspects of the potential applicability of certain other provisions of the Code to the instruments addressed in that published guidance. However, the ruling is limited to its particular facts, and, the proper application of the contingent payment debt regulations to the notes is uncertain in a number of respects, and no assurance can be given that the IRS will not assert that the notes should be treated differently. A different treatment of the notes could significantly affect the amount, timing and character of income, gain or loss with respect to an investment in the notes. Accordingly, holders are urged to consult their tax advisers regarding the U.S. federal income tax consequences of holding the notes as well as with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction, and the possible effects of changes in tax laws.

                  The remainder of this discussion assumes that the notes will be treated as indebtedness subject to the contingent payment debt regulations as described above.

                  TAX CONSEQUENCES TO UNITED STATES HOLDERS

                  As used herein, the term "United States Holder" means a beneficial owner of a note or our common stock that is for U.S. federal income tax purposes:

                  -        a citizen or resident of the United States;

                  - a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof;

                  - an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or

                  - a trust if a U.S. court is able to exercise primary supervision over administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

         Interest Accruals on the Notes

                  Under the contingent payment debt regulations, a United States Holder, regardless of its method of accounting for U.S. federal income tax purposes, will be required to accrue interest income on the notes on a constant yield basis at an assumed yield (the "comparable yield") determined at the time of issuance of the notes. Accordingly, United States Holders generally will be required to include interest in income, in each year prior to maturity, in excess of the interest payments on the notes. The comparable yield for the notes is based on the yield at which we would have issued, as of the issue date, a nonconvertible fixed rate debt instrument with no contingent payments, but with terms and conditions otherwise similar to those of the notes. We have determined the comparable yield to be 8.0%, compounded semi-annually.

                  Solely for purposes of determining the amount of interest income that a United States Holder will be required to accrue, we have constructed a "projected payment schedule" in respect of the notes representing a series of payments the amount and timing of which would produce a yield to maturity on the notes equal to the comparable yield. The projected payment schedule includes estimates for certain payments of contingent interest and an estimate for a payment at maturity, taking into account the conversion feature. Holders that wish to obtain the projected payment schedule may do so by submitting a written request for such information to The Men's Wearhouse, Inc., 5803 Glenmont Drive, Houston, Texas 77081, Attention: Claudia A. Pruitt.

                  NEITHER THE COMPARABLE YIELD NOR THE PROJECTED PAYMENT SCHEDULE CONSTITUTES A PROJECTION OR REPRESENTATION BY US REGARDING THE ACTUAL AMOUNT THAT WILL BE PAID ON THE NOTES, OR THE VALUE AT ANY TIME OF THE COMMON STOCK INTO WHICH THE NOTES MAY BE CONVERTED. For U.S. federal income tax purposes, a United States Holder is required under the contingent payment debt regulations to use the comparable yield and the projected payment schedule established by us in determining interest accruals and adjustments in respect of a note, unless such United States Holder timely discloses and justifies the use of a different comparable yield and projected payment schedule to the IRS. Pursuant to the terms of the indenture, we and every United States Holder have agreed (in the absence of an administrative determination or judicial ruling to the contrary) to be bound by our determination of the comparable yield and projected payment schedule.

                  It is possible that the IRS could challenge the specific yield and projected payment schedule. The yield, if redetermined as a result of such a challenge, could be greater or less than the comparable yield provided by us, and the projected payment schedule could differ materially from the projected payment schedule we have provided. In such case, the taxable income of a holder arising from the ownership, sale, exchange, conversion, redemption or retirement of a note could be increased or decreased.

                  Based on the comparable yield and the issue price of the notes, a United States Holder of a note (regardless of its accounting method) will be required to accrue interest as the sum of the daily portions of interest on the notes for each day in the taxable year on which the United States Holder holds the note, adjusted upward or downward to reflect the difference, if any, between the actual and projected amount of any contingent payments on the notes (as set forth below). The issue price of the notes is the first price at which a substantial amount of the notes were sold to the public, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity as underwriters, placement agents or wholesalers (the "issue price").

                  The daily portions of interest in respect of a note are determined by allocating to each day in an accrual period the ratable portion of interest on the note that accrues in the accrual period. The amount of interest on a note that accrues in an accrual period is the product of the comparable yield on the note (adjusted to reflect the length of the accrual period) and the adjusted issue price of the note as of the beginning of the accrual period. The adjusted issue price of a note at the beginning of the first accrual period will equal its issue price and for any accrual periods thereafter will be (x) the sum of the issue price of such note and any interest previously accrued thereon (disregarding any positive or negative adjustments described below) minus (y) the amount of any projected payments on the notes for previous accrual periods.

                  In addition to the interest accrual discussed above, a United States Holder will be required to recognize interest income equal to the amount of the excess of actual payments over projected payments (a "positive adjustment") in respect of a note for a taxable year. For this purpose, the payments in a taxable year include the fair market value of property (including our common stock) received in that year. If a United States Holder receives actual payments that are less than the projected payments in respect of a note for a taxable year, the United States Holder will incur a "negative adjustment" equal to the amount of such difference. This negative adjustment will (i) first reduce the amount of interest in respect of the note that a United States Holder would otherwise be required to include in income in the taxable year and (ii) to the extent of any excess, give rise to an ordinary loss equal to that portion of such excess that does not exceed the excess of (A) the amount of all previous interest inclusions under the note over (B) the total amount of the United States Holder's net negative adjustments treated as ordinary loss on the note in prior taxable years. A net negative adjustment is not subject to the two percent floor limitation imposed on miscellaneous deductions under Section 67 of the Code. Any negative adjustment in excess of the amounts described in (i) and (ii) will be carried forward to offset future interest income in respect of the notes or, if there is a negative adjustment carryforward on the note in a taxable year in which the note is sold, converted, exchanged, redeemed or retired, to reduce the amount realized on a sale, conversion, exchange, redemption or retirement of the notes.

                  Amounts treated as interest under the contingent payment debt regulations are treated as original issue discount for all purposes of the Code.

         Sale, Conversion, Exchange, Redemption or Retirement of the Notes

                  Upon a sale, conversion, exchange, redemption or retirement of a note for cash or our common stock, a United States Holder will generally recognize gain or loss equal to the difference between the amount realized on the sale, conversion, exchange, redemption or retirement (including the fair market value of our common stock received, if any) and such United States Holder's adjusted tax basis in the note. A United States Holder's adjusted tax basis in a note will generally be equal to the United States Holder's purchase price for the note, increased by any interest income previously accrued by the United Stated Holder (determined without regard to any positive or negative adjustments to interest accruals described above) and decreased by the amount of any projected payments previously made on the notes to the United States Holder. A United States Holder generally will treat any gain as interest income and any loss as ordinary loss to the extent of the excess of previous interest inclusions over the total negative adjustments previously taken into account as ordinary loss, and the balance as capital loss. The deductibility of capital losses is subject to limitations. A United States Holder who sells the notes at a loss that meets certain thresholds may be required to file a disclosure statement with the IRS under recently promulgated Treasury regulations.

                  A United States Holder's tax basis in our common stock received upon a conversion of a note will equal the then current fair market value of such common stock. The United States Holder's holding period for the common stock received will commence on the day immediately following the date of conversion.

         Constructive Dividends

                  If at any time we increase the conversion rate, either at our discretion or pursuant to the anti-dilution provisions, the increase may be deemed to be the payment of a taxable dividend to the United States Holders of the notes.

                  Generally, a reasonable increase in the conversion rate in the event of stock dividends or distributions of rights to subscribe for our common stock will not be a taxable dividend.

         Taxation of Distributions on Common Stock

                  Distributions paid on our common stock received upon conversion of a note, other than certain pro rata distributions of common shares, will be treated as a dividend to the extent paid out of current or accumulated earnings and profits (as determined under U.S. federal income tax principles) and will be includible in income by the United States Holder and taxable as ordinary income when received. If a distribution exceeds our current and accumulated earnings and profits, the excess will be first treated as a tax-free return of the United States Holder's investment, up to the United States Holder's tax basis in the common stock. Any remaining excess will be treated as a capital gain. Under recently enacted legislation, dividends received by noncorporate United States Holders on common stock may be subject to U.S. federal income tax at lower rates than other types of ordinary income if certain conditions are met. United States Holders should consult their own tax advisers regarding the implications of this new legislation in their particular circumstances.

         Sale or Other Disposition of Common Stock

                  Gain or loss realized by a United States Holder on the sale or other disposition of our common stock received upon conversion of a note will be capital gain or loss for U.S. federal income tax purposes, and will be long-term capital gain or loss if the United States Holder held the common stock for more than one year. The amount of the United States Holder's gain or loss will be equal to the difference between the United States Holder's tax basis in the common stock disposed of and the amount realized on the disposition. A United States Holder who sells the stock at a loss that meets certain thresholds may be required to file a disclosure statement with the IRS under recently promulgated Treasury regulations.

TAX CONSEQUENCES TO NON-UNITED STATES HOLDERS

                  As used herein, the term "Non-United States Holder" means a beneficial owner of a note or our common stock that is, for U.S. federal income tax purposes:

                  - an individual who is classified as a nonresident alien for U.S. federal income tax purposes;

                  -        a foreign corporation; or

                  -        a foreign estate or trust.

         Payments on Notes

                  All payments on the notes made to a Non-United States Holder, including a payment in our common stock or cash pursuant to a conversion, exchange, redemption or retirement and any gain realized on a sale of the notes, will be exempt from U.S. federal income and withholding tax, provided that:

                  - the Non-United States Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership and is not a bank receiving certain types of interest;

                  - the certification requirement described below has been fulfilled, prior to payment, with respect to the Non-United States Holder;

                  - such payments are not effectively connected with the conduct by such Non-United States Holder of a trade or business in the United States; and

                  - in the case of gain realized on the sale, conversion, exchange, redemption or retirement of the notes we are not, and have not been within the shorter of the five-year period preceding such sale, conversion, exchange, redemption or retirement and the period the Non-United States Holder held the notes, a U.S. real property holding corporation. We believe that we are not, and do not anticipate becoming, a U.S. real property holding corporation for U.S. federal income tax purposes.

                  However, if a Non-United States Holder were deemed to have received a constructive dividend (see " -- Tax Consequences to United States Holders -- Constructive Dividends" above), the Non-United States Holder generally will be subject to United States withholding tax at a 30% rate, subject to reduction by an applicable treaty, on the taxable amount of the dividend. A Non-United States Holder who is subject to withholding tax under such circumstances should consult his own tax adviser as to whether it can obtain a refund for all or a portion of the withholding tax.

                  The certification requirement referred to above will be fulfilled if, prior to payment, the beneficial owner of a note certifies on IRS Form W-8BEN, under penalties of perjury, that it is not a U.S. person and provides its name and address.

                  If a Non-United States Holder of a note is engaged in a trade or business in the United States, and if payments on the note are effectively connected with the conduct of this trade or business, the Non-United States Holder, although exempt from U.S. withholding tax, will generally be taxed in the same manner as a United States Holder (see "Tax Consequences to United States Holders" above), except that the Non-United States Holder will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. These Non-United States Holders should consult their own tax advisers with respect to other tax consequences of the ownership of the notes, including the possible imposition of a 30% branch profits tax.

         Distributions on Common Stock

                  Dividends paid to a Non-United States Holder of our common stock generally will be subject to U.S. withholding tax at a 30% rate, subject to reduction under an applicable treaty. In order to obtain a reduced rate of withholding, a Non-United States Holder will be required to provide a properly executed IRS Form W-8BEN certifying its entitlement to benefits under a treaty. A Non-United States Holder who is subject to withholding tax under such circumstances should consult his own tax adviser as to whether he can obtain a refund for all or a portion of the withholding tax.

                  If a Non-United States Holder of our common stock is engaged in a trade or business in the United States, and if the dividends are effectively connected with the conduct of this trade or business, the Non-United States Holder, although exempt from U.S. withholding tax, will generally be taxed in the same manner as a United States Holder (see " -- Tax Consequences to United States Holders" above), except that the Non-United States Holder will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. These Non-United States Holders should consult their own tax advisers with respect to other tax consequences of the ownership of our common stock, including the possible imposition of a 30% branch profits tax.

         Sale or Other Disposition of Common Stock

                  A Non-United States Holder generally will not be subject to U.S. federal income and withholding tax on gain realized on a sale or other disposition of the common stock received upon a conversion of a note, unless:

                  - the gain is effectively connected with the conduct by such Non-United States Holder of a trade or business in the United States;

                  - in the case of a Non-United States Holder who is a nonresident alien individual, the individual is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met; or

                  - we are or have been a U.S. real property holding corporation at any time within the shorter of the five-year period preceding such sale, exchange or disposition and the period the Non-United States Holder held the common stock. We believe that we are not, and do not anticipate becoming, a U.S. real property holding corporation for United States federal income tax purposes.

                  If a Non-United States Holder of our common stock is engaged in a trade or business in the United States, and if the gain on the common stock is effectively connected with the conduct of this trade or business, the Non-United States Holder will generally be taxed in the same manner as a United States Holder (see " -- Tax Consequences to United States Holders" above). These Non-United States Holders should consult their own tax advisers with respect to other tax consequences of the disposition of the common stock, including the possible imposition of a 30% branch profits tax.

BACKUP WITHHOLDING AND INFORMATION REPORTING

                  Information returns may be filed with the IRS in connection with payments on the notes, the common stock and the proceeds from a sale or other disposition of the notes or the common stock. In addition, copies of these information returns also may be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which the Non-United States Holder resides. A United States Holder may be subject to United States backup withholding tax on these payments if it fails to provide its taxpayer identification number to the paying agent and comply with certification procedures or otherwise establish an exemption from backup withholding. A Non-United States Holder may be subject to United States backup withholding tax on these payments unless the Non-United States Holder complies with certification procedures to establish that it is not a U.S. person. The certification procedures required of Non-United States Holders to claim the exemption from withholding tax on certain payments on the notes, described above, will satisfy the certification requirements necessary to avoid the backup withholding tax as well. The amount of any backup withholding from a payment will be allowed as a credit against the holder's U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

                          CERTAIN ERISA CONSIDERATIONS

                  The following is a summary of certain considerations associated with the purchase, ownership and disposition of the notes by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended ("ERISA"), plans (including individual retirement accounts) that are subject to Section 4975 of the Code, and entities whose underlying assets are considered to include "plan assets" of such plans (each, a "plan").

GENERAL FIDUCIARY MATTERS

                  ERISA imposes certain duties on persons who are fiduciaries of a plan subject to Title I of ERISA (an "ERISA plan"). Under ERISA, any person who exercises any authority or control over the management or disposition of the assets of an ERISA plan, or who renders investment advice for a fee or other compensation to such ERISA plan, is generally considered to be a fiduciary of such ERISA plan.

                  In considering the purchase of notes to be held as the assets of any plan, a fiduciary should determine whether the investment in the notes is in accordance with the documents and instruments governing the plan and the applicable provisions of ERISA, including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA.

PROHIBITED TRANSACTION ISSUES

                  Section 406 of ERISA and Section 4975 of the Code prohibit plans from engaging in specified transactions involving plan assets with persons who are "parties in interest," within the meaning of ERISA or "disqualified persons," within the meaning of Section 4975 of the Code, unless an exemption is available. A disqualified person that engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under Section 4975 of the Code, and the fiduciary of the ERISA plan that engages in a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA.

                  Whether or not any of our underlying assets are deemed to be "plan assets," as described below, the purchase and holding of the notes by an ERISA plan with respect to which we or the initial purchasers are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the notes are acquired and held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the "DOL") has issued prohibited transaction class exemptions, or "PTCEs," that may apply to the purchase and holding of the notes. These class exemptions include, without limitation, PTCE 91-38 regarding bank collective investment funds, PTCE 90-1 regarding insurance company pooled separate accounts, PTCE 84-14 regarding transactions determined by independent qualified professional asset managers, PTCE 95-60 regarding life insurance company general accounts and PTCE 96-23 regarding transactions determined by in-house asset managers. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

                  Under a "look-through" rule set forth in the Department of Labor's plan asset regulations (29 C.F.R. 2510.3-101), a pro rata portion of the assets of an entity will be treated as "plan assets" of any plan that acquires an equity interest in such entity unless an exception applies. Such look-through rule does not apply to "operating companies" or "publicly offered securities," in each case as described in such plan asset regulations, and the issuer believes it presently qualifies as an "operating company" and its outstanding shares of common stock currently qualify as "publicly offered securities." The issuer expects to continue to qualify as an operating company and its common stock to qualify as publicly offered securities, but no assurances can be provided that the issuer or its common stock will be able to so qualify at all times in the future. Fiduciaries and other persons considering the purchase of notes with the assets of any plans should consider the risks that the issuer will not be able to continue to qualify as an operating company or its common stock as publicly offered securities.

                  In addition, the issuer is a party in interest and disqualified person with respect to plans directly covering employees of the issuer or any subsidiary thereof, but the issuer is not aware that it provides services to or is otherwise a "party in interest" or "disqualified person" with respect to any other plans. However, the issuer does not monitor whether the persons to which it provides services are plans, and accordingly there are no assurances that the issuer might not be a party in interest or disqualified person subject to the prohibited transaction provisions of ERISA or Section 4975 of the Code with respect to any plans besides those plans directly covering its own employees. Fiduciaries and other persons considering the purchase of notes with the assets of any plan should determine whether the issuer is or is likely to become a party in interest or disqualified person with respect to such plan.

                  It is anticipated that the issuer will qualify as an "operating company" and/or the common stock issuable upon conversion of the notes will constitute "publicly offered securities," each within the meaning of the plan asset regulations, although no assurances can be given in this regard.

PLAN ASSET CONSEQUENCES

                  If our assets were deemed to be "plan assets" under ERISA, this would result, among other things, in (i) the application of the prudence and other fiduciary responsibility standards of ERISA to investments made by us, and (ii) the possibility that certain transactions in which we might engage would constitute "prohibited transactions" under ERISA and Section 4975 of the Code.

REPRESENTATION

                  Accordingly, by acceptance of the notes (or any interest therein) or the common stock issuable upon conversion of the notes (or any interest therein), each purchaser and subsequent transferee of the notes will be deemed to have represented and warranted either that (i) for the entire period during which such purchaser or transferee holds its interest in the notes, or the common stock issuable upon conversion of the notes, no portion of the assets used by such purchaser or transferee to acquire and hold its interest in the notes or common stock issuable upon conversion of the notes constitute assets of any plan or (ii) the acquisition and holding of the notes (or any interest therein) or the common stock issuable upon conversion of the notes (or any interest therein) by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation of any applicable similar laws.

                  The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing notes or common stock issuable upon conversion of the notes on behalf of, or with the assets of, any plan, consult with their counsel to determine whether such plan is subject to Title I of ERISA, Section 4975 of the Code or any similar laws.

GOVERNMENTAL AND CHURCH PLANS

                  Governmental plans, some church plans and non-U.S. plans, while not subject to the fiduciary responsibility or prohibited transaction provisions of ERISA or Section 4975 of the Code, may be subject to federal, state or other laws that are very similar to such provisions of ERISA and the Code. If you are a fiduciary of a governmental plan, church plan or non-U.S. plan, you should consult with counsel before purchasing any notes.

                              PLAN OF DISTRIBUTION

                  The securities to be offered and sold using this prospectus are being registered to permit public secondary trading of these securities by the selling security holders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling security holders of the securities offered by this prospectus. The aggregate proceeds to the selling security holders from the sale of the notes or the common stock issuable upon conversion of the notes will be the purchase price of the notes or the common stock issuable upon conversion of the notes less any discounts and commissions. A selling security holder reserves the right to accept and, together with its agents, to reject, any proposed purchases of notes or common stock to be made directly or through agents.

                  The notes and the common stock issuable upon conversion of the notes may be sold from time to time to purchasers directly by the selling security holders and their successors, which includes their transferees, pledges or donees or their successors, or through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling security holders or the purchasers of the notes and the common stock issuable upon conversion of the notes. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.

                  The selling security holders and any underwriters, broker-dealers or agents who participate in the distribution of the notes and the common stock issuable upon conversion of the notes may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended. As a result, any profits on the sale of the notes and the common stock issuable upon the conversion of the notes by selling security holders and any discounts, commissions or concessions received by any such broker-dealers or agents may be deemed to be underwriting discounts and "underwriters" within the meaning of the Securities Act will be subject to prospectus delivery requirements of the Securities Act. If the selling security holders were deemed to be underwriters, the selling security holders may be subject to certain statutory liabilities of the Securities Act and the Securities Exchange Act of 1934, as amended. If the notes and the common stock issuable upon conversion of the notes are sold through underwriters, broker-dealers or agents the selling security holders will be responsible for underwriting discounts or commissions or agent's commissions. We estimate that our share of the total expenses of this offering will be approximately $395,000.

                  The initial purchasers and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings with us. The initial purchasers have received customary fees and commissions for these transactions.

                  Sheldon I. Stein, a Senior Managing Director of Bear, Stearns & Co. Inc., is a member of our board of directors and is a member of each of the audit, compensation and nominating and corporate governance committees of our board of directors. As of December 12, 2003, Mr. Stein was the beneficial owner of 19,718 shares of our common stock, including 18,000 shares that may be acquired upon the exercise of stock options and 1,718 shares held by Mr. Stein's sons.

                  JPMorgan Chase Bank, an affiliate of J.P. Morgan Securities Inc., Wachovia Bank, National Association, an affiliate of Wachovia Capital Markets, LLC, and Fleet National Bank, an affiliate of Fleet Securities, Inc., are lenders under our revolving credit facility. As of November 1, 2003, we had no borrowings outstanding under our revolving credit facility. JPMorgan Chase Bank, an affiliate of J.P. Morgan Securities Inc., Wachovia Bank, National Association, an affiliate of Wachovia Capital Markets, LLC, and Fleet National Bank, an affiliate of Fleet Securities, Inc., are lenders under our term credit facility which was repaid using a portion of the net proceeds from the private placements of the notes. J.P. MORGAN SECURITIES INC. ACTED AS BOOK-RUNNER AND CO-LEAD ARRANGER FOR EACH OF OUR CREDIT FACILITIES. SEE "DESCRIPTION OF NOTES -- RANKING." IN ADDITION, JPMORGAN CHASE BANK, AN AFFILIATE OF J.P. MORGAN SECURITIES INC., IS SERVING AS THE TRUSTEE FOR THE NOTES AND WILL RECEIVE CUSTOMARY FEES AND EXPENSE REIMBURSEMENTS IN CONNECTION THEREWITH.

                       WHERE YOU CAN FIND MORE INFORMATION

                  We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy materials that we have filed with the SEC at the SEC's public reference room located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800- SEC-0330 for further information on the public reference room. Our SEC filings also are available to the public on the SEC's web site at www.sec.gov, which contains reports, proxies and information statements and other information regarding issuers that file electronically.

                  We have agreed that if, at any time that the notes are "restricted securities" within the meaning of the Securities Act and we are not subject to the information reporting requirements of the Exchange Act, we will furnish to holders of the notes and to prospective purchasers designated by them the information required to be delivered pursuant to Rule 144(d)(4) under the Securities Act to permit compliance with Rule 144A in connection with resales of the notes.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

                  This prospectus "incorporates by reference" information that we have filed with the SEC under the Exchange Act, which means that we are disclosing important information to you by referring you to those documents. Any statement contained in this prospectus or in any document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any subsequently filed document which also is, or is deemed to be incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the following documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (other than Current Reports furnished under Items 9 or 12 of Form 8-K), until the initial purchasers sell all of the notes:

                  - Our Annual Report on Form 10-K of the fiscal year ended February 1, 2003;

                  - Our Quarterly Reports on Form 10-Q for the fiscal quarters ended May 3, 2003, August 2, 2003 and November 1, 2003; and

                  - Our Current Reports on Form 8-K filed on October 14, 2003, October 16, 2003, and October 21, 2003.

                  You may request a copy of these filings and of the form of the indenture, notes and registration rights agreement at no cost, by writing or telephoning us at the following address:

                            The Men's Wearhouse, Inc.
                               5803 Glenmont Drive
                              Houston, Texas 77081
                             Attn: Claudia A. Pruitt
                                 (713) 592-7200

                                  LEGAL MATTERS

                  The validity of the notes offered hereby and of the shares of common stock issuable upon the conversion thereof and certain other legal matters will be passed upon for us by Fulbright & Jaworski L.L.P., Houston, Texas. Michael W. Conlon, a partner in the firm of Fulbright & Jaworski L.L.P., is the Secretary of the Company.

                                     EXPERTS

                  The consolidated financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended February 1, 2003 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

               PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

                  The following table sets forth the estimated expenses in connection with the distribution of the securities covered by the registration statement of which this prospectus is a part . We will bear all of these expenses.

Registration fee under the Securities Act               $  10,517
Printing and engraving expenses *                          92,000
Legal fees and expenses*                                  200,000
Accounting fees and expenses*                              92,000
Miscellaneous*                                                483
                                                        ---------
         Total                                          $ 395,000
                                                        =========

* Estimated solely for the purpose of this Item. Actual expenses may be more or less.

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

                  The Restated Articles of Incorporation, as amended, and Bylaws of The Men's Wearhouse together provide that directors shall not be personally liable to the Company or it's stockholders for monetary damages for an act or omission in a director's capacity as a director, except for liability for (i) a breach of the director's duty of loyalty to the Company or its shareholders,
(ii) an act or omission not in good faith that constitutes a breach of duty of such director to the Company or an act or omission that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which such director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; or (iv) an act or omission for which the liability of a director is expressly provided by an applicable statute. The Restated Articles of Incorporation, as amended, and Bylaws of the Company also provide that if the Texas Business Corporation Act (the "TBCA"), the Texas Miscellaneous Corporation Laws Act or any other applicable Texas statute is amended to authorize further elimination or limitation of the personal liability of the directors, then the liability of Company's directors shall be eliminated or limited to the fullest extent permitted by such statute(s), as so amended.

                  TBCA Article 2.02-1 provides that the Company may indemnify certain persons, including any person who was, is or is threatened to be made a named defendant or respondent in an action, suit or proceeding because the person is or was a director or officer, against judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses (including court costs and attorneys' fees) actually incurred by the person in connection with the action, suit or proceeding. The Company is required by Article 2.02-1 to indemnify a director or officer against reasonable expenses (including court costs and attorneys' fees) incurred by him in connection with an action, suit or proceeding in which he is a named defendant or respondent because he is or was a director or officer if he has been wholly successful, on the merits or otherwise, in the defense of the action, suit or proceeding. Article 2.02-1 provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise.

ITEM 16. EXHIBITS

EXHIBIT
  NO.                                   DESCRIPTION
  ---                                   -----------
  3.1     --   Restated Articles of Incorporation (incorporated by reference from Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q
               for the quarter ended July 30, 1994).

  3.2     --   By-laws, as amended (incorporated by reference from Exhibit 3.2 to the Company's Annual Report on Form 10-K for the fiscal year ended February 1, 1997).

  3.3     --   Articles of Amendment to the Restated Articles of Incorporation
               (incorporated by reference from Exhibit 3.1 to the Company's
               Quarterly Report on Form 10-Q for the quarter ended July 31,
               1999).

  4.1     --   Restated Articles of Incorporation (included as Exhibit 3.1).

  4.2     --   By-laws (included as Exhibit 3.2).

  4.3     --   Form of Common Stock certificate (incorporated by reference from
               Exhibit 4.3 to the Company's Registration Statement on Form S-1
               (Registration No. 33-45949)).

  4.4     --   Articles of Amendment to the Restated Articles of Incorporation
               (included as Exhibit 3.3).

  4.5     --   Revolving Credit Agreement dated as of January 29, 2003, among the Company and JPMorgan Chase Bank and the Banks listed therein
               (incorporated by reference from Exhibit 4.5 to the Company's
               Annual Report on Form 10-K for the fiscal year ended February 1,
               2003).

  4.6     --   Term Sheet Agreement dated as of January 29, 2003 evidencing the uncommitted CAN$10 million facility of National City Bank, Canada
               Branch to Golden Brand Clothing (Canada) Ltd. (incorporated by reference from Exhibit 4.7 to the Company's Annual Report on Form
               10-K for the fiscal year ended February 1, 2003).

  4.7     --   Indenture (including form of note) dated October 21, 2003 among
               The Men's Wearhouse and JPMorgan Chase Bank, as trustee, relating to The Men's Wearhouse's 3.125% Convertible Senior Notes due 2023
               (incorporated by reference from Exhibit 4.1 to the Company's
               Quarterly Report on Form 10-Q for the fiscal quarter ended
               November 1, 2003).

  4.8     --   Registration Rights Agreement dated October 21, 2003 among The
               Men's Wearhouse and Bear, Stearns & Co. Inc., Wachovia Capital
               Markets, LLC, J.P. Morgan Securities Inc., Fleet Securities, Inc.
               (incorporated by reference from Exhibit 4.2 to the Company's
               Quarterly Report on Form 10-Q for the fiscal quarter ended
               November 1, 2003).

  4.9     --   First Amendment to Revolving Credit Agreement, dated October 13,
               2003 among the Company, JPMorgan Chase Bank and the Banks listed therein (incorporated by reference from Exhibit 4.3 to the
               Company's Quarterly Report on Form 10-Q for the fiscal quarter ended November 1, 2003).

  5.1     --   Opinion of Fulbright & Jaworski L.L.P. regarding the legality of the securities to be offered hereby. (filed herewith)

 12.1     --   Computation of ratio of earnings to fixed charges. (filed
               herewith)

 23.1     --   Consent of Deloitte & Touche LLP, independent auditors. (filed herewith)

 23.2     --   Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1)

 24.1     --   Powers of Attorney (included on the signature pages hereto).

 25.1     --   Statement of Eligibility and Qualification of Trustee under the
               Trust Indenture Act of 1939, as amended, on Form T-1
               (incorporated by reference from Exhibit 25.1 to the Company's
               Quarterly Report on Form 10-Q for the fiscal quarter ended
               November 1, 2003).

ITEM 17. UNDERTAKINGS

A.       The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (b) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of the prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (c) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to the information in this registration statement;

provided, however, that paragraphs A(l)(a) and A(l)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each of the post-effective amendments shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, the filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, that registrant has been advised that in the opinion of the SEC that indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against any liability (other than the payment by a registrant of expenses incurred or paid by a director, officer, or controlling person of a registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer, or controlling person in connection with the securities being registered, that registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

D.       The undersigned registrant hereby undertakes:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus or any prospectus supplement filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus or prospectus supplement filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus or prospectus supplement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

E. The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act (the "Act") in accordance with the rules and regulations prescribed by the Commission under
Section 305(b)(2) of the Act.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, each registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston, State of Texas, on the 16 day of December, 2003.

                                      THE MEN'S WEARHOUSE, INC.

                                      By:         /s/ Neill P. Davis
                                          ------------------------------------
                                                    Neill P. Davis
                                          Executive Vice President and Chief
                                                   Financial Officer

                  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints George Zimmer and David Edwab, or either of them, severally, as his/her attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place, and stead, in any and all capacities, to sign any and all post-effective amendments to this registration statement, and to file the same with all exhibits hereto, and all other documents in connection herewith, with the Commission, granting unto said attorney-in-fact and agent, and either of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 16 day of December, 2003.

             SIGNATURE                                                TITLE
             ---------                                                -----
        /s/George Zimmer                          Chairman of the Board of Directors and Chief
------------------------------------             Executive Officer (principal executive officer)
          George Zimmer

        /s/Neill P. Davis                     Executive Vice President, Chief Financial Officer and
------------------------------------                       Principal Financial Officer
         Neill P. Davis

       /s/Diana M. Wilson
------------------------------------              Vice President and Principal Accounting Officer
         Diana M. Wilson

        /s/David H. Edwab
------------------------------------                 Vice Chairman of the Board of Directors
         David H. Edwab

       /s/Sheldon I. Stein
---------- -------------------------                              Director
        Sheldon I. Stein

        /s/Michael L. Ray
------------------------------------                              Director
      Michael L. Ray, Ph.D.

      /s/Rinaldo S. Brutoco
------------------------------------                              Director
       Rinaldo S. Brutoco

        /s/Kathleen Mason
------------------------------------                              Director
         Kathleen Mason

                                  EXHIBIT INDEX

EXHIBIT
  NO.                                    DESCRIPTION
  ---                                    -----------
  3.1     --   Restated Articles of Incorporation (incorporated by reference from Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q
               for the quarter ended July 30, 1994).

  3.2     --   By-laws, as amended (incorporated by reference from Exhibit 3.2 to the Company's Annual Report on Form 10-K for the fiscal year ended February 1, 1997).

  3.3     --   Articles of Amendment to the Restated Articles of Incorporation
               (incorporated by reference from Exhibit 3.1 to the Company's
               Quarterly Report on Form 10-Q for the quarter ended July 31,
               1999).

  4.1     --   Restated Articles of Incorporation (included as Exhibit 3.1).

  4.2     --   By-laws (included as Exhibit 3.2).

  4.3     --   Form of Common Stock certificate (incorporated by reference from
               Exhibit 4.3 to the Company's Registration Statement on Form S-1
               (Registration No. 33-45949)).

  4.4     --   Articles of Amendment to the Restated Articles of Incorporation
               (included as Exhibit 3.3).

  4.5     --   Revolving Credit Agreement dated as of January 29, 2003, among the Company and JPMorgan Chase Bank and the Banks listed therein
               (incorporated by reference from Exhibit 4.5 to the Company's
               Annual Report on Form 10-K for the fiscal year ended February 1,
               2003).

  4.6     --   Term Sheet Agreement dated as of January 29, 2003 evidencing the uncommitted CAN$10 million facility of National City Bank, Canada
               Branch to Golden Brand Clothing (Canada) Ltd. (incorporated by reference from Exhibit 4.7 to the Company's Annual Report on Form
               10-K for the fiscal year ended February 1, 2003).

  4.7     --   Indenture (including form of note) dated October 21, 2003 among
               The Men's Wearhouse and JPMorgan Chase Bank, as trustee, relating to The Men's Wearhouse's 3.125% Convertible Senior Notes due 2023
               (incorporated by reference from Exhibit 4.1 to the Company's
               Quarterly Report on Form 10-Q for the fiscal quarter ended
               November 1, 2003).

  4.8     --   Registration Rights Agreement dated October 21, 2003 among The
               Men's Wearhouse and Bear, Stearns & Co. Inc., Wachovia Capital
               Markets, LLC, J.P. Morgan Securities Inc., Fleet Securities, Inc.
               (incorporated by reference from Exhibit 4.2 to the Company's
               Quarterly Report on Form 10-Q for the fiscal quarter ended
               November 1, 2003).

  4.9     --   First Amendment to Revolving Credit Agreement, dated October 13,
               2003 among the Company, JPMorgan Chase Bank and the Banks listed therein (incorporated by reference from Exhibit 4.3 to the
               Company's Quarterly Report on Form 10-Q for the fiscal quarter ended November 1, 2003).

  5.1     --   Opinion of Fulbright & Jaworski L.L.P. regarding the legality of the securities to be offered hereby. (filed herewith)

 12.1     --   Computation of ratio of earnings to fixed charges. (filed
               herewith)

 23.1     --   Consent of Deloitte & Touche LLP, independent auditors. (filed herewith)

 23.2     --   Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1)

 24.1     --   Powers of Attorney (included on the signature pages hereto).

 25.1     --   Statement of Eligibility and Qualification of Trustee under the
               Trust Indenture Act of 1939, as amended, on Form T-1
               (incorporated by reference from Exhibit 25.1 to the Company's

               Quarterly Report on Form 10-Q for the fiscal quarter ended November 1, 2003).

                                      II-7